UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule Sec.240.14a-12

Celsius Holdings, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials:

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

CELSIUS HOLDINGS, INC.

2424 N. Federal Highway, Suite 208

Boca Raton, Florida 33431

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held June 1, 2023

To our Stockholders:

On behalf of the Board of Directors it is my pleasure to invite you to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Celsius Holdings, Inc., a Nevada corporation (the “Company”), which will be held at 2:00 pm, Eastern Time on June 1, 2023, or such later date or dates as such Annual Meeting date may be adjourned. The meeting will be transmitted via a virtual platform.

You may attend the Annual Meeting virtually via the internet at https://agm.issuerdirect.com/celh where you will be able to vote electronically. Please be sure to follow the instructions contained in these proxy materials.

The Annual Meeting will be held for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect as directors the nominees named in the proxy statement;

2.	To ratify the appointment of Ernst & Young LLP as our independent public accountant for the fiscal year ending December 31, 2023; and

3.	To transact such other business as may be properly brought before the Annual Meeting and any adjournments thereof.

The foregoing business items are more fully described in the following pages, which are made part of this notice.

The Board of Directors of the Company has fixed the close of business on April 3, 2023 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. Accordingly, you may vote if you were a record owner of the Company’s common stock at the close of business on April 3, 2023.

As of the Record Date there were 76,752,970 shares of common stock outstanding and entitled to vote at the Annual Meeting. For instructions on voting, please refer to the enclosed proxy card or voting information form. A list of stockholders of record will be available at the Annual Meeting and, during the ten (10) days prior to the Annual Meeting, at the office of the Secretary of the Company at 2424 N. Federal Highway, Suite 208, Boca Raton, Florida 33431.

Pursuant to the rules promulgated by the Securities and Exchange Commission (the “SEC”), the Company is providing access to its proxy materials both by sending you a full set of proxy materials and making copies of these materials available on the internet at https://www.iproxydirect.com/celh.

It is important that you cast your vote either by remote communication at the meeting or by proxy. You may vote over the internet, telephone or by mail. You are urged to vote in accordance with the instructions set forth in this proxy statement.

Thank you for your continued support of Celsius Holdings, Inc. We look forward to your participation in the Annual Meeting.

Dated: May 1, 2023	By Order of the Board of Directors of Celsius Holdings, Inc.

Sincerely,

/s/ John Fieldly
John Fieldly
Chairman of the Board and Chief Executive Officer

YOUR VOTE AT THE ANNUAL MEETING IS IMPORTANT

Your vote is important. Please vote as promptly as possible even if you plan to attend the Annual Meeting virtually.

For information on how to vote your shares, please see the instruction from your broker or other fiduciary, as applicable, as well as the “General Information About the Annual Meeting” in the proxy statement accompanying this notice.

If you have questions about voting your shares, please contact our Corporate Secretary at Celsius Holdings, Inc., at 2424 N. Federal Highway, Suite 208, Boca Raton, Florida 33431, telephone number (561) 276-2239.

If you decide to change your vote, you may revoke your proxy in the manner described in the attached proxy statement at any time before it is voted.

We urge you to review the accompanying materials carefully and to vote as promptly as possible.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 1, 2023 AT 2:00 PM EASTERN TIME.

The Notice of Annual Meeting of Stockholders, our Proxy Statement and 2022 Annual Report are available at:

https://www.iproxydirect.com/celh

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement incorporates important business and financial information about Celsius Holdings, Inc. that is not included in or delivered with this document. You may obtain this information without charge through the Securities and Exchange Commission website (www.sec.gov) or upon your written or oral request by contacting the Chief Financial Officer of Celsius Holdings, Inc., at 2424 N. Federal Highway, Suite 208, Boca Raton, Florida 33431, telephone number (561) 276-2239.

i

CELSIUS HOLDINGS, INC.

2424 N. Federal Highway, Suite 208

Boca Raton, Florida 33431

(561) 276-2239

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 1, 2023

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

This proxy statement, along with the accompanying Notice of the Annual Meeting of Stockholders, contains information about the Annual Meeting of Stockholders of Celsius Holdings, Inc., including any adjournments or postponements thereof (referred to herein as the “Annual Meeting”). The Annual Meeting will be held at 2:00 pm Eastern Time on June 1, 2023, or such later date or dates as such Annual Meeting date may be adjourned. We have adopted a virtual format for our Annual Meeting that includes a virtual meeting to provide a consistent and convenient experience to all stockholders regardless of location.

This proxy statement and our 2022 Annual Report is first being mailed on or about May 1, 2023 to all stockholders entitled to vote at the Annual Meeting. This proxy statement has been prepared by the management of Celsius Holdings, Inc.

These proxy materials also are available via the internet at https://www.iproxydirect.com/celh. You are encouraged to read the proxy materials carefully and, in their entirety, and submit your proxy as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. Even if you plan to attend the Annual Meeting virtually, you are encouraged to submit your vote promptly. You have a choice of submitting your proxy by internet, by telephone or by mail, and the proxy materials provide instructions for each option.

When used in this proxy statement, unless otherwise indicated, the terms “the Company,” “Celsius,” “we,” “us” and “our” refers to Celsius Holdings, Inc. and its subsidiaries.

The Board of Directors of the Company (referred to herein as the “Board of Directors” or the “Board”) is soliciting proxies, in the accompanying form, to be used at the Annual Meeting and any adjournments thereof. This proxy statement, along with the accompanying Notice of Annual Meeting of Stockholders, summarizes the purposes of the Annual Meeting and the information you need to know to vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 1, 2023: The Notice of Annual Meeting of Stockholders, our Proxy Statement and 2022 Annual Report are available at https://www.iproxydirect.com/celh

Why is this year’s Annual Meeting being held in a virtual format?

In an effort to ensure that all stockholders have an opportunity to attend our Annual Meeting and minimize potential travel burdens, our Board of Directors has determined to hold our Annual Meeting by remote communication via webcast. Stockholders may attend the meeting via webcast, regardless of location. Our decision to hold the Annual Meeting in a virtual format relates only to the 2023 Annual Meeting at this time, however the Board of Directors may decide to continue this format or introduce it as an option for subsequent annual meetings.

How can I participate in the Annual Meeting?

You can attend the Annual Meeting by accessing the meeting URL at https://agm.issuerdirect.com/celh and entering in your stockholder information provided on your ballot or proxy information in the Notice previously mailed to you.

Online access will be available prior to the meeting for you to obtain your information and to vote your shares should you not have done so previously. We encourage you to access the meeting webcast prior to the start time.

Rules for the virtual meeting will be no different than if it was solely an in-person meeting. Professional conduct is appreciated and all Q&A sessions will be conducted at the appropriate time during the meeting.

How can I ask questions during the Annual Meeting?

You can submit questions via the meeting planner; telephone, chat feature on the virtual meeting website, email or pass a note to the virtual meeting attendant during the Annual Meeting in the Q&A tab on the virtual platform. You must first join the meeting as described above in “How can I participate in the Annual Meeting?”

Who Can Vote?

Stockholders who owned common stock of the Company at the close of business on April 3, 2023 (the “Record Date”), are entitled to vote at the Annual Meeting. On the Record Date, there were 76,752,970 shares of common stock outstanding and entitled to vote.

You do not need to attend the Annual Meeting virtually to vote your shares. Shares represented by valid proxies, received in time for the Annual Meeting and not revoked prior to the Annual Meeting, will be voted at the Annual Meeting. A stockholder may revoke a proxy before the proxy is voted by delivering to our Secretary a signed statement of revocation or a duly executed proxy card bearing a later date. Any stockholder who has executed a proxy card but attends the Annual Meeting may revoke the proxy and vote at the Annual Meeting.

How Many Votes Do I Have?

Each share of common stock that you own entitles you to one vote.

How Do I Vote?

Whether you plan to attend the Annual Meeting virtually or not, we urge you to vote by proxy. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via internet or telephone. You may specify whether your shares should be voted for or withheld for each nominee for director, and how your shares should be voted with respect to each of the other proposals. Except as set forth below, if you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board’s recommendations as noted below. Voting by proxy will not affect your right to attend the Annual Meeting. If your shares are registered directly in your name through our stock transfer agent, Direct Transfer LLC, or you have stock certificates, you may vote:

●	By mail. You may complete and mail the proxy card in the postage prepaid envelope we will provide. Your proxy will be voted in accordance with your instructions. If you sign the proxy card, but do not specify how you want your shares voted, they will be voted as recommended by the Board.

●	By internet. At https://www.iproxydirect.com/celh

●	By remote communication at the Annual Meeting. You may vote at the Annual Meeting virtually after you have joined the Annual Meeting by accessing the meeting URL at https://agm.issuerdirect.com/celh and following the instructions provided therein.

If your shares are held in “street name” (held in the name of a bank, broker or other nominee), you must provide the bank, broker or other nominee with instructions on how to vote your shares and can do so as follows:

●	By internet or by telephone. Follow the instructions you receive from your broker to vote by internet or telephone.

●	By mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

●	By remote communication at the Annual Meeting. Contact the broker or other nominee who holds your shares to obtain a broker’s proxy card and present it to the inspector of election with your ballot when you vote at the Annual Meeting virtually. You will not be able to attend the Annual Meeting virtually unless you have a proxy card from your broker.

How Does the Board Recommend That I Vote on the Proposals?

The Board recommends that you vote as follows:

●	“FOR” for the election of the Board nominees as directors; and

●	“FOR” ratification of the selection of Ernst & Young LLP as our independent public accountant for the fiscal year ending December 31, 2023.

If any other matter is presented, the proxy card provides that your shares will be voted by the proxy holder listed on the proxy card in accordance with his or her best judgment. As of the date of this proxy statement, we knew of no matters that needed to be acted on at the Annual Meeting, other than those discussed in this proxy statement.

May I Change or Revoke My Proxy?

If you give us your proxy, you may change or revoke it at any time before the Annual Meeting. You may change or revoke your proxy in any one of the following ways:

●	signing a new proxy card and submitting it as instructed above;

●	if your shares are held in street name, re-voting by internet or by telephone as instructed above – only your latest internet or telephone vote will be counted;

●	if your shares are registered in your name, notifying the Company’s Secretary in writing before the Annual Meeting that you have revoked your proxy; or

●	voting virtually at the Annual Meeting.

What If I Receive More Than One Proxy Card?

You may receive more than one proxy card or voting instruction form if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described above or under “Voting Instructions” on the proxy card for each account to ensure that all of your shares are voted.

Will My Shares Be Voted If I Do Not Return My Proxy Card?

If your shares are registered in your name or if you have stock certificates, they will not be voted if you do not return your proxy card by mail or vote at the Annual Meeting as described above under “How Do I Vote?” If your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter, or because your broker chooses not to vote on a matter for which it does have discretionary voting authority, this is referred to as a “broker non-vote.” The New York Stock Exchange (“NYSE”) has rules that govern brokers who have record ownership of listed company stock (including stock such as ours that is listed on The Nasdaq Capital Market) held in brokerage accounts for their clients who beneficially own the shares. Under these rules, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on certain matters (“routine matters”), but do not have the discretion to vote uninstructed shares as to certain other matters (“non-routine matters”). Under NYSE interpretations, Proposal 1 (election of directors), is considered a non-routine matters. Proposal 2 (the ratification of our independent public accountant) is considered a routine matter. If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above under “How Do I Vote?,” the bank, broker or other nominee has the authority, even if it does not receive instructions from you, to vote your unvoted shares for Proposal 2 (the ratification of our independent public accountant), but does not have authority to vote your unvoted shares for Proposal 1 (election of directors). We encourage you to provide voting instructions. This ensures your shares will be voted at the Annual Meeting in the manner you desire.

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Election of Directors

Under our Amended and Restated Bylaws (“Bylaws”), in an uncontested election, the affirmative vote of a majority of the votes cast for this proposal is required to elect directors. In a contested elected, directors shall be elected by a plurality of the votes cast. Our Bylaws also provide that any director that does not receive an affirmative vote of the majority of the votes cast shall submit such person’s resignation to the Board of Directors. The Board of Directors is not legally obligated to accept such resignation and can take any factors and other information into consideration that it deems appropriate or relevant. You may vote either FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of directors. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the election of directors. As a result, any shares not voted by a beneficial owner will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

Proposal 2: Ratification of the Appointment of Ernst & Young LLP as our Independent Public Accountant for the Fiscal Year Ending December 31, 2023

The affirmative vote of a majority of the votes cast for this proposal is required to ratify the appointment of the Company’s independent public accountant. Abstentions will be counted towards the tabulation of votes cast on this proposal and will have the same effect as a negative vote. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to appoint the Company’s independent accountant. However, if our stockholders do not ratify the appointment of Ernst &Young LLP as the Company’s independent public accountant for the fiscal year ending December 31, 2023, the Audit and Enterprise Risk Committee of the Board may reconsider its appointment.

What Constitutes a Quorum for the Annual Meeting?

The presence, virtually or by proxy, of the holders of a majority of the shares entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Votes of stockholders of record who are present at the Annual Meeting virtually or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

Householding of Annual Disclosure Documents

The Securities and Exchange Commission (the “SEC”) previously adopted a rule concerning the delivery of annual disclosure documents. The rule allows us or brokers holding our shares on your behalf to send a single set of our annual report and proxy statement to any household at which two or more of our stockholders reside, if either we or the brokers believe that the stockholders are members of the same family. This practice, referred to as “householding,” benefits both stockholders and us. It reduces the volume of duplicate information received by you and helps to reduce our expenses. The rule applies to our annual reports, proxy statements and information statements. Once stockholders receive notice from their brokers or from us that communications to their addresses will be “householded,” the practice will continue until stockholders are otherwise notified or until they revoke their consent to the practice. Each stockholder will continue to receive a separate proxy card or voting instruction card.

Those stockholders who either (i) do not wish to participate in “householding” and would like to receive their own sets of our annual disclosure documents in future years or (ii) who share an address with another one of our stockholders and who would like to receive only a single set of our annual disclosure documents should follow the instructions described below:

●	Stockholders whose shares are registered in their own name should contact our transfer agent, Direct Transfer LLC, 1 Glenwood Avenue STE 1001 Raleigh, NC 27603. Telephone: (919) 481-4000. E-mail: Proxy@issuerdirect.com.

●	Stockholders whose shares are held by a broker or other nominee should contact such broker or other nominee directly and inform them of their request, stockholders should be sure to include their name, the name of their brokerage firm and their account number.

Upon written or oral request of a stockholder at a shared address to which a single copy of the proxy statement and annual report was delivered, we will deliver promptly separate copies of these documents.

Who is paying for this proxy solicitation?

Celsius pays the cost of soliciting your proxy. In addition to mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone, or by other means of communication. We will not pay our directors, officers and employees any additional compensation for soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within our Company or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to this Current Report on Form 8-K as soon as they become available.

When are stockholder proposals due for next year’s annual meeting?

At our annual meeting each year, our Board of Directors submits to stockholders its nominees for election as directors. In addition, the Board of Directors may submit other matters to the stockholders for action at the annual meeting.

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), stockholders may present proper proposals for inclusion in the Company’s proxy statement for consideration at the following annual meeting of stockholders (after the one referenced herein) by submitting their proposals to the Company in a timely manner. These proposals must meet the stockholders eligibility and other requirements of the SEC. To be considered for inclusion in next year’s proxy materials, you must submit your proposal in writing by January 2, 2024 to our Corporate Secretary, 2424 N. Federal Highway, Suite 208, Boca Raton, Florida 33431.

The Company’s Bylaws set forth specific procedures and requirements in order to nominate a director or submit a proposal to be considered at the 2024 Annual Meeting of Stockholders. These procedures require that any nominations or proposals must be received by the Company no earlier than the close of business on February 2, 2024, and no later than the close of business on March 4, 2024, in order to be considered.

If, however, the date of the 2024 Annual Meeting is more than 30 days before or more than 70 days after June 1, 2024, stockholders must submit such nominations or proposals not later than the earlier of: (A) the close of business of the 10th day following the day the public announcement of the date of the annual meeting is first made by the Company and (B) the close of business on the date which is 90 days prior to the date of the annual meeting. In addition, with respect to nominations for directors, if the number of directors to be elected at the 2024 Annual Meeting is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of the increased Board of Directors at least 10 days before the last day a stockholder may deliver a notice of nominations, notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary at our principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by us.

In addition to satisfying the foregoing advance notice requirements under our Bylaws, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 2, 2024.

Pursuant to Rule 14a-4(c)(1) promulgated under the Exchange Act, the proxies designated by us for the Annual Meeting will have discretionary authority to vote with respect to any proposal received after March 17, 2023, which is 45 days before the date on which the Company first sent the proxy materials for the Annual Meeting. In addition, our Bylaws provide that any matter to be presented at the Annual Meeting must be proper business to be transacted at the Annual Meeting or a proper nomination to be decided on at the Annual Meeting and must have been properly brought before such meeting pursuant to our Bylaws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the Record Date, the beneficial ownership of our common stock, or an earlier date for information based on filings with the SEC, by each executive officer, each current director and nominee for director, each person known by us to beneficially own 5% or more of our common stock and by executive officers and directors as a group. The address of the each of the executive officers and directors set forth in the table is c/o the Company, 2424 N. Federal Highway, Suite 208, Boca Raton, Florida 33431.

Beneficial ownership is determined in accordance with the rules of the SEC. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons listed in the table have sole investment and voting power with respect to all Company securities owned by them.

Under the rules of the SEC, a person (or group of persons) is deemed to be a “beneficial owner” of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security including securities that he or she has the right to acquire within 60 days. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. The following information is based upon information provided to us or filed with the SEC by the stockholders. Percentage ownership calculations are based on 76,752,970 shares of common stock outstanding as of the Record Date.

Names and addresses of beneficial owners	Number of Shares of common stock		Percentage of class (%)
John Fieldly	1,279,472	(1)	1.7%
Jarrod Langhans	9,930	(2)	*
Nicholas Castaldo	246,491	(3)	*
Caroline Levy	49,867	(4)	*
Cheryl S. Miller	4,950	(5)	*
Joyce Russell	4,950	(6)	*
Damon DeSantis	237,944	(7)	*
Hal Kravitz	126,297	(8)	*
Alexandre Ruberti	13,200	(9)	*
James Lee	-		*
Edwin Negron	100,677	(10)	*
Tony Guilfoyle	-		*
Toby David	18,224	(11)	*
Paul Storey	-		*
All officers and directors as a group (ten (10) persons)	2,092,002		2.7%

Other 5% or greater stockholders:
Carl DeSantis	17,961,960	(12)	23.4%
3161 Jasmine Drive Delray Beach, Florida 33483
William H. Milmoe	9,813,462	(13)	12.8%
3299 NW 2nd Avenue Boca Raton, FL 33431
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	5,201,341	(14)	6.8%
FMR LLC 245 Summer Street Boston, MA 02210	7,917,950	(15)	10.3%
Chau Hoi Shuen Solina Holly Suites PT. 2909 & 2910, Harbour Centre 25 Harbour Road Wanchai, Hong Kong 999077	8,846,232	(16)	11.5%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	4,236,566	(17)	5.5%

*	Less than 1%

(1)	Represents (a) 966,075 shares of our common stock that are issuable upon exercise of stock options and (b) 313,397 shares of common stock held of record by Mr. Fieldly which include vested RSUs.

(2)	Represents (a) 3,719 shares of common stock subject to RSUs that will vest within 60 days of the Record Date, (b) 6,211 shares of common stock held of record by Mr. Langhans which include vested RSUs and (c) 50 shares of common stock held jointly with his spouse.

(3)	Represents (a) 110,000 shares of common stock issuable upon the exercise of stock options and (b) 136,491 shares of common stock held of record by N.A. Castaldo Separate Property Trust, controlled by Mr. Castaldo which include vested RSUs.

(4)	Represents (a) 36,667 shares of common stock issuable upon the exercise of stock options and (b) 13,200 shares of common stock held of record by Ms. Levy which include vested RSUs.

(5)	Represents 4,950 shares of common stock held of record by Ms. Miller which include vested RSUs.

(6)	Represents 4,950 shares of common stock held of record by Ms. Russell which include vested RSUs.

(7)	Represents 237,944 shares of common stock held of record by Mr. DeSantis which include vested RSUs.

(8)	Represents (a) 110,000 shares of common stock issuable upon the exercise of stock options and (b) 16,297 shares of common stock held of record by Mr. Kravitz which include vested RSUs.

(9)	Represents 13,200 shares of common stock held of record by Mr. Ruberti which include vested RSUs.

(10)	Represents 100,677 shares of common stock held of record by Mr. Negron which include vested RSUs.

(11)	Represents 18,224 shares of common stock held of record by Mr. David which include vested RSUs.

(12)	Represents (a) 2,550,311 shares of common stock held of record by CDS Ventures, LLC (“CDS Ventures”), (b) 7,213,236 shares of common stock held of record by CD Financial LLC (“CD Financial”), (c) 3,600,000 shares of common stock held of records by GRAT 1, LLC, (d) 3,888,413 shares of common stock held by Carl DeSantis Retained Annuity Trust 2, and (e) 710,000 shares of common stock held of record by Carl Angus DeSantis Foundation. Voting power of shares of common stock beneficially owned by CDS Ventures and CD Financial is shared by Mr. Damon DeSantis and Mr. William Milmoe. Mr. DeSantis has sole dispositive power with respect to such shares.

(13)	Represents (a) 49,915 shares of common stock held of record by Mr. Milmoe, (b) 2,550,311 shares of common stock held of record by CDS Ventures, and (c) 7,213,236 shares of common stock held of record by CD Financial. Mr. Milmoe and Carl DeSantis share voting power with respect to shares of common stock beneficially owned by CDS Ventures and CD Financial. Mr. Milmoe does not have dispositive power with respect to such shares of common stock.

(14)	The information as to beneficial ownership is based on a Schedule 13G/A filed on February 1, 2023 with the SEC on behalf of BlackRock, Inc. The Schedule 13G/A states that BlackRock, Inc. has sole voting power over 5,141,693 shares of common stock and sole dispositive power over 5,201,341 shares of common stock.

(15)	The information as to beneficial ownership is based on a Schedule 13G/A filed on March 10, 2023 with the SEC on behalf of FMR LLC. The Schedule 13G/A states that FMR LLC has sole voting power over 7,249,994 shares of common stock and sole dispositive power over 7,917,950 shares of common stock.

(16)	The information as to beneficial ownership is based on a Schedule 13G/A filed on November 30, 2022 with the SEC on behalf of Chau Hoi Shuen Solina Holly, Grieg International Limited and Oscar Time Limited and a Form 4 filed by Chau Hoi Shuen Solina Holly on March 8, 2023. The Schedule 13G/A states that Chau Hoi Shuen Solina Holly has sole voting and dispositive power over the 9,164,294 shares of common stock held of record by Grieg International Limited and the 235,955 shares of common stock held of record by Oscar Time Limited. The Form 4 states that Chau Hoi Shuen Solina Holly sold 554,017 shares of common stock.

(17)	The information as to beneficial ownership is based on a Schedule 13G/A filed on February 9, 2023 with the SEC on behalf of The Vanguard Group - 23-1945930 (the “Vanguard Reporting Person”). The Schedule 13G/A states that Vanguard Reporting Person has shared voting power over 92,395 shares of common stock, shared dispositive power over 134,606 shares of common stock and sole dispositive power over 4,101,960 shares of common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers, directors and persons owning more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership of all equity and derivative securities of the Company with the SEC and Nasdaq. Based solely on a review of such forms and related amendments filed with the SEC, and, where applicable, written representations from the Company’s officers and directors that no Form 5s were required to be filed, the Company believes that during the year ended December 31, 2022, all of the Company’s executive officers, directors and beneficial owners of more than ten percent of the Company’s equity securities timely complied with all applicable filing requirement under Section 16(a) of the Exchange Act, except that (i) one report, covering one transaction, was filed late by Mr. Langhans, (ii) four reports, covering a total of five transactions, were filed late by Ms. Levy, (iii) two reports, covering a total of two transactions, were filed late by Ms. Miller, (iv) two reports, covering a total of two transactions, were filed late by Ms. Russell, (v) one report, covering a total of two transactions, was filed late by Mr. Kravitz, (vi) two reports, covering a total of three transactions, were filed late by Mr. Ruberti, and (vii) one report, covering one transaction, was filed late by Mr. Carl Desantis.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Governance and Nominating Committee of the Board of Directors and the Board of Directors as a whole have unanimously approved the recommended slate of nine directors.

The following table shows the Company’s nominees for election to the Board of Directors. Each nominee, if elected, will serve until the next annual meeting of stockholders and until a successor is named and qualified, or until his or her earlier resignation or removal. All of the nominees are members of the present Board of Directors. We have no reason to believe that any of the nominees is unable or will decline to serve as a director if elected. Unless otherwise indicated by the stockholder, the accompanying proxy will be voted for the election of the nine persons named under the heading “Nominees for Directors.” Although the Company knows of no reason why any nominee could not serve as a director, if any nominee shall be unable to serve, the accompanying proxy will be voted for a substitute nominee.

Nominees for Director

Name	Age	Position with the Company
John Fieldly	43	Chairman of the Board and Chief Executive Officer and Director

Nicholas Castaldo	71	Director

Caroline Levy	60	Director

Hal Kravitz	65	Lead Independent Director

Alexandre Ruberti	47	Director
	.
Cheryl Miller	50	Director

Damon DeSantis	59	Director

Joyce Russell	62	Director

James Lee	48	Director

The Governance and Nominating Committee and the Board seek, and the Board is comprised of, individuals whose characteristics, skills, expertise, and experience complement those of other Board members. We have set out below biographical and professional information about each of the nominees, along with a brief discussion of the experience, qualifications, and skills that the Board considered important in concluding that the individual should serve as a current director and as a nominee for re-election or election as a member of our Board.

Nominee Biographies

John Fieldly has served as Chairman of the Board since August 2020, as Chief Executive Officer since April 2018 and a member of the Company’s Board of Directors since March 2017. Mr. Fieldly originally joined Celsius in January 2012 as its Chief Financial Officer and from March 2017 to March 2018 served as Interim Chief Executive Officer and Chief Financial Officer. Prior to joining Celsius Holdings, Inc. he held leadership roles at Lebhar-Friedman, Oragenics, Inc. and Eckerd Drugs, Inc. Mr. Fieldly is a Certified Public Accountant in Florida. Mr. Fieldly brings to our Board his impressive experience in accounting, finance and executive leadership. In addition, Mr. Fieldly’s long tenure with the Company and knowledge of our operations and financial history make him a valuable member of our Board o in addition to his position as Chief Executive Officer.

Nicholas Castaldo Mr. Castaldo joined the Board in March 2013. His career spans over 30 years in consumer businesses in the food and beverage industry with executive positions in public and private companies, multi-nationals and start-ups. He is a member of the Advisory Board of Frank Pepe Pizzeria, a regional casual dining restaurant concept. He is an Equity Partner of Lime Fresh Mexican Grill, a fast-casual Mexican restaurant chain and served as the company’s CMO for 2 years. Mr. Castaldo was an Equity Partner and member of the founding management team of Anthony’s Coal Fired Pizza, a casual dining restaurant chain, and served as President, Senior Vice-President/Chief Marketing Officer, and Board Member for 12 years. He served for 8 years as President of Pollo Tropical, a Miami-based fast casual restaurant chain. He has held senior Marketing positions at Denny’s, CitiCorp Savings and Burger King. He is a member of the Marketing Advisory Board and an Adjunct Professor at the H. Wayne Huizenga College of Business and Entrepreneurship at Nova Southeastern University teaching courses in Marketing and Entrepreneurship. He earned his MBA from the Harvard Business School at Harvard University. His significant experience in the food and beverage industry, as well as his executive leadership and management experience, qualifies him as a valuable member of our Board.

Caroline Levy has served as a director of Celsius since July 2020. Ms. Levy most recently served as Senior Equity Research Analyst at Macquarie covering both large and small cap beverage companies. Prior to this, Ms. Levy spent eight years as a managing director and senior analyst at CLSA. This followed a decade at UBS, where Ms. Levy headed the US consumer research team, while also holding the position of COO for all research and Chair of the Investment Review Committee. Caroline has made numerous media appearances including CNBC’s “Mad Money with Jim Cramer” and Bloomberg. Additionally, she has been recognized multiple times including, “The Institutional Investor All Star survey” and “The Wall Street Journal analyst rankings”, for stock picking and earnings accuracy. Ms. Levy’s equity analysis and capital markets experience, with a focus on beverage companies, brings a unique perspective to her position on our Board.

Hal Kravitz became a director of Celsius in April 2016 and the Lead Independent Director effective July 2021. From November 2018 through November 2021, Mr. Kravitz served as President, Certified Management Group, a division of Advantage Solutions. From 2014 to 2018, Mr. Kravitz served as Chief Executive Officer of AQUAhydrate, Inc., a company engaged in the manufacture, distribution, and marketing of premium bottled water. In 2013, Mr. Kravitz as a founding member, helped form InterContinental Beverage Capital, a New York-based merchant bank focused on investments in the beverage and other CPG industries. For over thirty (30) years prior thereto, Mr. Kravitz served as an executive officer and in other management positions in various units of the Coca-Cola system including President of its acquired Glaceau Company, makers of Vitaminwater® and Smartwater®. We believe that Mr. Kravitz’s extensive experience in the beverage industry makes him a valuable member of Board.

Alexandre Ruberti joined the Board of Directors in February 2021. Mr. Ruberti brings a wealth of experience to Celsius having spent the past 25 years in the beverage industry across the Americas. Currently, Mr. Ruberti serves as CEO and Board Member of Future Farm USA, a plant-based meat company with a presence in 28 countries. Previously, Mr. Ruberti served in various positions at Red Bull as the President of Red Bull Distribution Company USA, Executive Vice President of Sales for Red Bull North America, and as Head of National Sales and Distribution of Brazil. Prior to Red Bull, he spent nine years at Coca-Cola Bottlers in Brazil. Ruberti obtained his MBA from Fundação Getulio Vargas in Brazil. He also serves as a Member of the Young Presidents’ Organization – YPO - Santa Monica Bay chapter and is an active angel investor. Given Mr. Ruberti’s extensive experience in the beverage industry, we believe that he will provide valuable perspectives to executing our strategy, driving profitability and enhancing value for our stockholders.

Cheryl S. Miller joined the Board of Directors in August 2021. Ms. Miller most recently served as chief financial officer of West Marine, the nation’s leading omni-channel provider of products, services and expertise for the marine aftermarket. Cheryl previously served as an executive strategic advisor for, and executive vice president and chief financial officer of, JM Family Enterprises, a diversified automotive company ranked No. 20 on Forbes’ lists of Americas Largest Private Companies. Cheryl has also previously served as President and Chief Executive Officer and held positions of Ex VP and Chief Financial Officer, Treasurer and VP of Investor Relations between 2010 and April 2021 with AutoNation Inc., a publicly traded Fortune 150 automotive retailer while also serving on their board from July 2019 to July 2020. In addition, since 2016, Cheryl has been serving as a director of Tyson Foods, Inc., one of the world’s largest public food companies where she is a member of Tyson’s Audit committee and chairs the Compensation & Leadership Development committee. Ms. Miller holds a bachelor’s degree in finance and business administration from James Madison University and brings over 20 years of corporate finance experience in consumer-focused industries specializing in M&A, cybersecurity, e-commence and public company stockholder relations. We believe that Ms. Miller’s experience as a corporate chief financial officer makes her a valuable addition to our Board.

Damon DeSantis joined the Board of Directors in August 2021. Mr. DeSantis currently serves as a board member of MacPherson’s, the largest employee-owned distributor of creative materials and art supplies in North America. His corporate business interests continue with ownership, direct investment, and board membership in a variety of private businesses in the hospitality, financial services, automotive, spirits and cannabis industries. Previously, Damon served as Chief Executive Officer of Rexall Sundown Nutritional Company, a former Nasdaq 100 company until 2001 as well as a board member of the company. Rexall Sundown was in the business of developing, manufacturing, packaging, marketing, and distributing nutritional products of over 2800 SKUs to wholesalers, distributors, retailers in the US and worldwide. Damon is the son of Carl DeSantis, one of the principal stockholders of Celsius. We believe that Mr. DeSantis’ wide array of business experience brings a valuable viewpoint to our Board.

Joyce Russell joined the Board of Directors in August 2021. Ms. Russell currently serves as President of the Adecco Group U.S. Foundation, which is focused on up/re-skilling American workers and helping to ensure work equality for all. The Foundation was formed in 2019 and Ms. Russell was appointed its first President. She previously served as President of Adecco Staffing US from 2004 to 2018, an affiliate of the Swiss public company Adecco Group AG, a Fortune Global 500 company, and she brings over 34 years of experience specializing in human resources. Ms. Russell is a panelist and participates at the World Economic Forum in Davos and Fortune’s Most Powerful Women Summits and serves on the Board of Directors of the American Staffing Association. Ms. Russell holds a Bachelor of Arts degree in business and communications from Baylor University. We believe that Ms. Russell’s experience in human resources makes her a valuable member of our Board.

James Lee joined the Board of Directors in August 2022. Mr. Lee is currently Senior Vice President, Corporate Finance for PepsiCo, leading the company’s tax and treasury functions as well as the global SAP transformation program. He was previously Senior Vice President, Chief Strategy and Transformation Officer for PepsiCo Beverages North America (“PBNA”) where he was responsible for leading the PBNA’s long-term strategy, business development, digital and value chain transformation, and sustainability. Mr. Lee joined PepsiCo in 1998 and has held several finance leadership roles since that time, including Senior Vice President for PBNA, Senior Vice President and CFO of the Russia and CIS Region, Vice President and CFO of Southeast Europe, Senior Director and CFO of PepsiCo Australia and New Zealand, and Senior Director, Strategy and Planning of China Beverages. Prior to joining PepsiCo, Mr. Lee worked for the management consultancy, Marakon Associates. Mr. Lee holds a BSE in Operations Research from Princeton University and an MBA from Columbia University. We believe that Mr. Lee’s experience in the beverage industry makes him a valuable member of our Board.

Mr. Lee was elected to serve on the Board pursuant to that certain arrangement between the Company and PepsiCo, Inc. (“Pepsi”) whereby the Company agreed to permit Pepsi to designate one nominee to the Board for so long as Pepsi beneficially owns at least 3,666,665 shares of the Company’s outstanding common stock on an as-converted basis. See “Certain Relationships and Related Transactions and Director Independence” for additional information regarding such arrangement. Other than the arrangement with Pepsi described above, there are not any arrangements or understandings between any of our director nominees or executive officers or any other person pursuant to which any executive officer or director was or is to be selected as an executive officer or director.

Other than the arrangement with Pepsi described above, there are not any arrangements or understandings between any of our director nominees or executive officers or any other person pursuant to which any executive officer or director was or is to be selected as an executive officer or director.

Family Relationships

There are no family relationships among our executive officers and director nominees.

Involvement in Certain Legal Proceedings

During the past ten years, none of our directors, executive officers, promoters, control persons, or nominees has been involved in any legal proceedings requiring disclosure under Item 401(f) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

Vote Required

Under our Bylaws, in an uncontested election, the affirmative vote of a majority of the votes cast for this proposal is required to elect directors. In a contested elected, directors shall be elected by a plurality of the votes cast. Our Bylaws also provide that any director that does not receive an affirmative vote of the majority of the votes cast shall submit such person’s resignation to the Board of Directors. The Board of Directors is not legally obligated to accept such resignation and can take any factors and other information into consideration that it deems appropriate or relevant. You may vote either FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of directors. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the election of directors. As a result, any shares not voted by a beneficial owner will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED ABOVE AS DIRECTORS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

INFORMATION ABOUT THE BOARD OF DIRECTORS, COMMITTEES AND
CORPORATE GOVERNANCE

Director Attendance at Board, Committee, and Other Meetings

During the year ended December 31, 2022, the Board of Directors held nine (9) meetings, the Audit and Enterprise Risk Committee met eight (8) times, and the Human Resource and Compensation Committee met twelve (12) times. The Governance and Nominating Committee met two (2) times. No director attended fewer than 75% of the total number of meetings of the Board or of any committee such director served on (in each case, during the periods that such director served). We do not have a formal policy in place with respect to director attendance at the Company’s annual meeting of stockholders. All of our directors attended the 2022 annual meeting of stockholders

Board Committees and Independence

Our Board of Directors has established three standing committees: the Audit and Enterprise Risk Committee; Human Resource and Compensation Committee; and the Governance and Nominating Committee. The table below sets forth the members of each of the aforementioned committees:

Audit and Enterprise Risk Committee	Human Resource and Compensation Committee	Governance and Nominating Committee
Cheryl S. Miller (Chairperson) Joyce Russell Caroline Levy James Lee	Joyce Russell (Chairperson) Nicholas Castaldo Hal Kravitz Alexandre Ruberti	Damon DeSantis (Chairperson) Nicholas Castaldo Cheryl S. Miller Caroline Levy James Lee

The principal responsibilities of each of these committees are described generally below and in detail in their respective committee charters which are available on the Company’s website at www.celsiusholdingsinc.com. The information on our website is not incorporated by reference into, or a part of, this proxy statement.

Our Board of Directors has determined that each of our current directors, except John Fieldly, and each of our director nominees is “independent” within the meaning of the applicable rules and regulations of the SEC and the listing standards of the Nasdaq Stock Market. See “Certain Relationships and Related Transactions and Director Independence” for additional information regarding the Board’s determination of director independence.

In addition, we believe Ms. Levy, Mr. Lee and Ms. Miller qualify as an “audit committee financial expert” as the term is defined by the applicable rules and regulations of the SEC and the Nasdaq Stock Market listing standards, based on their respective business professional experience in the financial and accounting fields.

Audit and Enterprise Risk Committee

The Audit and Enterprise Risk Committee assists our Board of Directors in its oversight of the company’s accounting and financial reporting processes and the audits of the company’s financial statements, including (i) the quality and integrity of the company’s financial statements, (ii) the company’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence and (iv) the performance of our company’s internal audit functions and independent auditors, as well as other matters which may come before it as directed by the Board of Directors. Further, the Audit and Enterprise Risk Committee, to the extent it deems necessary or appropriate, among its several other responsibilities, shall:

●

have sole responsibility for the appointment, compensation, retention, evaluation, termination and oversight of the work of any independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for our Company (subject, if appropriate to ratification by a vote of the stockholders of the Company);

●	review and pre-approve all the audit services to be performed and the proposed fees in connection with such audit services;

●	review with management, the independent auditors and the internal auditors the quality and adequacy of internal controls that could significantly affect the Company’s financial statements and the disclosure controls and procedures designed to ensure compliance with applicable laws and regulations;

●	review with the independent auditors the Company’s relationships and transactions with related parties that are significant to the Company;

●	discuss with management and the independent auditors the quality and adequacy of the Company’s internal controls and disclosure controls and procedures, and review disclosures made by the Company’s principal executive officer and principal financial officer in the Company’s periodic reports filed with the SEC regarding compliance with their certification obligations;

●	discuss the annual audited financial statements and the quarterly unaudited financial statements with management and the independent auditor prior to their filing with the SEC in our annual report on Form 10-K and quarterly reports on Form 10-Q;

●	review and discuss with management and the independent auditors the Company’s quarterly earnings press releases, as well as financial information and earnings guidance to be provided to investors, analysts or rating agencies;

●	review with the Company’s financial management the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, that may have a material impact on the Company’s financial statements;

●	discuss with management and the independent auditors matters related to (a) the Company’s major financial risk exposures, including financial, operational, compliance, strategic, privacy, cybersecurity, business continuity, third party risks, legal and regulatory risks, any emerging risks, (b) the Company’s policies with respect to risk assessment and risk management, and (c) the steps management has taken to monitor and control these exposures;

●	review with the Company’s General Counsel legal and regulatory matters that may have a material impact on the financial statements, including legal cases against or regulatory investigations of the Company, and any material reports or inquiries received from regulators or government agencies;

●	periodically review the Company’s material policies and procedures regarding ethics and compliance, including the Company’s Code of Ethical Conduct and the Company’s Code of Ethics for Senior Financial Officers;

●	maintain open, continuing and direct communication between the Board of Directors, the Audit and Enterprise Risk Committee and our independent auditors; and

●	annually review and reassess the adequacy of, and compliance with, the Committee’s charter, and recommend any proposed changes to the Board for approval.

Ms. Miller is the current chairperson of our Audit and Enterprise Risk Committee and will stand for re-election as a director at the Annual Meeting.

Human Resource and Compensation Committee

The Human Resource and Compensation Committee aids our Board of Directors (which is sometimes referred to in this proxy statement as the “Compensation Committee”) (i) in meeting its responsibilities relating to the compensation of our Company’s executive officers, (ii) to administer all incentive compensation plans and equity-based plans of the Company, including the plans under which Company securities may be acquired by directors, executive officers, employees and consultants, and (iii) reviewing and making recommendations to the Board regarding compensation of non-employee directors, among other duties. Further, the Human Resource and Compensation Committee, among its several other responsibilities, shall:

●	annually review and approve the goals, objectives and philosophies with respect to the compensation of the Company’s Chief Executive Officer and other executive officers, and oversee their implementation, consistent with approved compensation plans, to ensure that compensation decisions regarding executive officers are aligned with such goals, objectives and philosophies;

●	annually review and approve the compensation of our executive officers, including annual base salary, short-term incentive awards, long-term incentive awards, severance benefits, perquisites and any other special or supplemental benefits;

●	review and approve compensation plans and retirement plans with respect to our executive officers and, to the extent it deems necessary or appropriate, make recommendations regarding the establishment, amendment or modification of any such plans;

●	administer and interpret the Company’s incentive and equity compensation plans, to the extent required by the terms of such plans, or applicable law, rules or regulations;

●	review and approve employment, severance, change in control, termination and retirement arrangements for our executive officers;

●	at least annually, review non-employee director compensation and benefits for service on the Board and Board committees in relation to other comparable companies and in light of such factors as the Committee may deem appropriate, and make recommendations to the Board regarding compensation for non-employee directors;

●	review and approve all of the Company’s material compensation-related policies (including policies on claw backs, hedging and pledging);

●	review periodically reports from management regarding funding the Company’s pension, retirement, long-term disability and other management welfare and benefit plans;

●	oversee and at least annually review the assessment and mitigation of risks associated with the Company’s compensation policies and practices;

●	review and discuss with management the Company’s Compensation Discussion and Analysis (“CD&A”) and, based on such review and discussion, recommend to the Board that the CD&A should be included in the Company’s annual report on Form 10-K or proxy statement on Schedule 14A;

●	prepare an annual “Compensation Committee Report” for inclusion in the Company’s annual report on Form 10-K or proxy statement on Schedule 14A; and

●	annually review and reassess the adequacy of the Committee’s charter, structure, processes and membership requirements, and submit any recommended changes to the Board.

Ms. Russell is the current chairperson of our Human Resource and Compensation Committee and will stand for re-election as a director at the Annual Meeting.

Governance and Nominating Committee

The Governance and Nominating Committee considers and makes recommendations to the Board regarding matters relating to: (i) the identification and qualification of Board members and potential Board members; (ii) advising the Board with respect to the Board composition, procedures and committees; (iii) corporate governance principles applicable to the Company and other corporate governance matters, including any related corporate governance matters required by the federal securities laws; and (iv) the evaluation of the Board and the Company’s management, among other duties.

Further, the Governance and Nominating Committee, among its several other responsibilities shall:

●

identify, screen and recommend candidates for membership on the Board to fill vacancies and newly created directorships, consistent with the criteria recommended by the Governance and Nominating Committee and approved by the Board, both in connection with the annual meeting of stockholders and at other times when a vacancy or newly created directorship may exist, as well as consider director nominees proposed by stockholders;

●	make recommendations to the Board regarding the selection and approval of the nominees for director to be submitted to a stockholder vote at the annual meeting of stockholders or for appointment by the Board; and in connection with the foregoing, ensure that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole and contains at least the minimum number of independent directors required by Nasdaq listing standards;

●	review the suitability for continued service as a director of each member of the Board of Directors when his or her term expires or when he or she has a significant change in status;

●	periodically review and make recommendations to the Board concerning the size, structure, composition, and procedures of the Board and Board committees;

●	at least annually review and assess the independence of each director in accordance with the guidelines established by the Board, applicable Nasdaq listing standards and federal rules and regulations, and make recommendations to the Board regarding the independence of each director;

●	consider matters of corporate governance and periodically review the Company’s corporate governance policies and recommend to the Board modifications to the policies as appropriate;

●	review, approve and oversee any transaction between the Company and any related person (as defined in Item 404 of Regulation S-K) on an ongoing basis, and to develop and review policies and procedures for the Committee’s approval of related party transactions;

●	provide oversight of and make recommendations to the Board regarding the Company’s response to stockholder proposals submitted to the Company for consideration at the Company’s annual meeting of stockholders; and

●	annually review and reassess the adequacy of the Committee’s charter, structure, processes and membership requirements, and submit any recommended changes to the Board.

Mr. DeSantis is the current chairperson of our Governance and Nominating committee and will stand for re-election as a director at the Annual Meeting.

Non-Employee Director Stock Ownership Policy

The Board has adopted stock ownership requirements for non-employee directors. These requirements provide that each non-employee director is required to own shares of common stock with an aggregate value of $300,000. Non-employee directors of the Company must satisfy the ownership requirement within five years of the later of November 1, 2022, or the date of their appointment to the applicable position. If the executive or director fails to meet the stock ownership requirement, he or she is required to retain all shares held by the executive or director, including all shares received upon the vesting of equity awards (net of the exercise price of options and tax withholding).

Director Rotation Policy

The Board has adopted a director rotation policy. This policy provides that director who have served for fifteen (15) years or who have served for ten (10) years and have reached the age of 72, will rotate off the Board of Directors by not standing for reelection at the next Annual Meeting of Stockholders.

Board Leadership Structure

The Board of Directors does not have a policy on whether or not the roles of Chief Executive Officer and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee. The Board of Directors believes that whether to have the same individual serve as Chairman of the Board and Chief Executive Officer should be decided by the Board, from time to time, in accordance with its business judgment after considering relevant factors, including the specific needs of the business and what is in the best interest of the Company’s stockholders. The Board believes that John Fieldly, the Company’s current Chief Executive Officer is best suited to serve as Chairman of the Board. The Board believes that its current leadership structure is appropriate and effective at this time, given the Company’s stage of development.

Lead Independent Director

In July 2021, the independent directors of the Board approved the creation of the position of Lead Independent Director. If the offices of Chairman of the Board and Chief Executive Officer are held by the same person, the independent members of the Board of Directors will annually elect, with a majority vote, an independent director to serve in a lead capacity. Although elected annually, the Lead Independent Director is generally expected to serve for more than one year. The Lead Independent Director may be removed or replaced at any time with or without cause by a majority vote of the independent members of the Board. Hal Kravitz is currently the Lead Independent Director. As an experience career professional in the food and beverage industry, he brings to the Board a wealth of knowledge regarding the Company’s performance and its growth and development.

Code of Ethics

We have adopted a Code of Ethics Conduct (“Code of Ethics”) that applies to all of our executive officers, directors and employees and which codifies the business and ethical principles that govern all aspects of our business. The Board also adopted a Code of Ethics for Senior Financial Officers (the “Senior Financial Officer Code of Ethics”, and collectively with the Code of Ethics, the “Codes”), which is applicable to all senior executive officers (including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions). A copy of each of the Codes is available on the Company’s website at https://www.celsiusholdingsinc.com/code-of-ethics/. If we make any substantive amendments to the Codes or grant any waiver from a provision of the Codes to any executive officer or director, we intend to promptly disclose the nature of the amendment or waiver on our website, to the extent required by the applicable rules and exchange requirements. The information on the Company’s website does not constitute part of this Proxy Statement and is not incorporated by reference herein. T

Board of Directors’ Role in Risk Oversight

Members of the Board of Directors have periodic meetings with management and the Company’s independent auditors to perform risk oversight with respect to the Company’s internal control processes. The Company believes that the Board’s role in risk oversight does not materially affect the leadership structure of the Company.

Anti-Hedging and Pledging Policy

We have adopted a policy prohibiting the hedging and pledging of our securities, which applies to all officers, directors, employees and independent contractors or advisors of the Company and provides that such individuals are prohibited from (i) engaging in any hedging transactions (including forward sale or purchase contracts, equity swaps, collars or exchange funds) with respect to securities of the Company, and (ii) holding the Company’s securities in a margin account or pledging Company securities as collateral for a loan. As of the date of this proxy statement, all of our directors and executive officers are in compliance with this policy.

Consideration of Director Nominees

We seek directors with the highest standards of ethics and integrity, sound business judgment, and the willingness to make a strong commitment to the Company and its success. The Governance and Nominating Committee works with the Board on an annual basis to determine the appropriate and desirable mix of characteristics, skills, expertise, and experience for the full Board and each committee, taking into account both existing directors and all nominees for election as directors, as well as any diversity considerations and the membership criteria applied by the Governance and Nominating Committee. The Governance and Nominating Committee and the Board, which do not have a formal diversity policy, consider diversity in a broad sense when evaluating Board composition and nominations; and they seek to include directors with a diversity of experience, professions, viewpoints, skills, and backgrounds that will enable them to make significant contributions to the Board and the Company, both as individuals and as part of a group of directors. The Board evaluates each individual in the context of the full Board, with the objective of recommending a group that can best contribute to the success of the business and represents stockholder interests through the exercise of sound judgment. In determining whether to recommend a director for re-election, the Governance and Nominating Committee also considers the director’s attendance at meetings and participation in and contributions to the activities of the Board and its committees.

The Governance and Nominating Committee will consider director candidates recommended by stockholders, and its process for considering such recommendations is no different than its process for screening and evaluating candidates suggested by directors, management of the Company, or third parties. See “General Information About the Annual Meeting - When are stockholder proposals due for next year’s annual meeting?” for the procedures to be followed by stockholders to submit recommendations for director candidates.

Board Diversity

We are committed to diversity and inclusion, and the highly diverse nature of the Board reflects that commitment. The below Board Diversity Matrix reports self-identified diversity statistics for the Board in the format required by Nasdaq’s rules.

Board Diversity Matrix (As of April 15, 2023)
Board Size:
Total Number of Directors	9
	Female	Male	Non- Binary	Did not Disclose Gender
Gender:
Directors	3	6	0	0
Number of Directors who identify in Any of the Categories Below:
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian (other than South Asian)	0	1	0	0
South Asian	0	0	0	0
Hispanic or Latinx	1	1	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	4	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Persons with Disabilities	0

Communications with the Board of Directors

Stockholders and other parties may communicate directly with the Board of Directors or the relevant Board member by addressing communications to:

Celsius Holdings, Inc.

c/o Corporate Secretary

2424 N. Federal Highway, Suite 208

Boca Raton, Florida 33134

All stockholder correspondence will be compiled by our corporate secretary. Communications will be distributed to the Board of Directors, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of the Board of Directors may be excluded, such as:

●	junk mail and mass mailings;

●	resumes and other forms of job inquiries;

●	surveys; and

●	solicitations and advertisements.

In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, provided that any communication that is filtered out will be made available to any independent director upon request.

EXECUTIVE OFFICERS

The following persons are our executive officers and hold the offices set forth opposite their names.

Name	Age	Principal Occupation	Officer Since
John Fieldly	43	Chairman of the Board, and Chief Executive Officer	2016
Jarrod Langhans	42	Chief Financial Officer	2022

John Fieldly, Chairman of the Board and Chief Executive Officer

The biography for John Fieldly is contained in the information disclosures relating to the Company’s nominees for director.

Jarrod Langhans, Chief Financial Officer

Mr. Langhans became our Chief Financial Officer effective April 18, 2022. From June 2020 until joining Celsius, Mr. Langhans served as Chief Financial Officer of the European and Israel operating segments of Primo Water Corporation. From July 2012 through May 2020, has held various executive positions within Primo Water Corporation across the accounting, finance and investor relations areas. Mr. Langhans’ prior experience also includes working for major accounting firms such as CBIZ Mayer Hoffman McCann (MHM) and Cherry Bekaert. He is a Certified Public Accountant in Florida and has an extensive and diversified financial and leadership background across areas such as financial reporting including SEC, GAAP and IFRS, financial planning and analysis (FPA), mergers and acquisitions (M&A), investor relations (IR), debt and equity issuances, as well as strategic and business analysis and transformation. Mr. Langhans has a Master’s Degree in Accounting from the University of Florida.

Edwin Negron-Carballo, who had served as Celsius’ Chief Financial Officer since July 2018, decided to retire and stepped down from the Chief Financial Officer position effective April 18, 2022. Mr. Negron-Carballo remained with the Company in an executive advisory capacity through January 31, 2023.

COMPENSATION DISCUSSION AND ANALYSIS

The following CD&A describes our 2022 executive compensation program as it applied to our CEO, our CFO and our former CFO, and our three most highly paid other executive officers (collectively, our “NEOs”). For 2022, our NEOs were:

The following Compensation Discussion and Analysis (“CD&A”) describes our 2022 executive compensation program as it applied to our CEO, our CFO and our former CFO, and our three most highly paid other executive officers (collectively, our “NEOs”). For 2022, our NEOs were:

●	John Fieldly - our Chief Executive Officer

●	Jarrod Langhans - our Chief Financial Officer

●	Edwin Negron-Carballo - our Chief Financial Officer until April 18, 2022

●	Tony Guilfoyle - Executive Vice President, Domestic Sales

●	Toby David - Executive Vice President

●	Paul Storey - Senior Vice President, Operations

As used in this section, all references to the “Committee” or the “Compensation Committee” mean the Human Resources and Compensation Committee of the Board of Directors, which oversees the design and operation of our executive compensation program. For more information about the Committee and its role and responsibilities, please see the discussion under the heading “Human Resources and Compensation Committee” above.

CD&A Executive Summary

2022 was an important year for the company and resulted in significant growth and strong financial results. Our financial results in 2022 enabled us to continue to fulfill our commitment to deliver attractive total stockholder returns of 40% during 2022 and a three-year total stockholder return of approximately 178%. A summary of our financial successes is outlined below.

The Compensation Committee of our Board aims to design our NEO compensation program to align executive compensation with the Company’s achievement of its strategic objectives, its financial performance and the creation of long-term value for our stockholders. After receiving a low approval on our advisory vote on executive compensation at the 2022 annual meeting of stockholders, we undertook a thorough examination of our executive compensation program and made changes to improve the program in its current state and going forward. In designing our NEO compensation program, the Compensation Committee is mindful of the perspectives our key stakeholders may have with respect to matters regarding executive compensation. A summary of the changes made to our executive compensation program in 2022 is outlined below.

Executive Compensation Highlights

Improvement of Governance Practices/Policies	Stockholder Outreach Program to Address Say-on-Pay Vote	New Compensation Consultant
• Established stock ownership requirement • Applies to all NEOs and non-employee directors	• Reached out to stockholders representing 45% of our stock • Discussions involved compensation, governance, and ESG matters	• Engaged Farient Advisors as independent compensation consultant • Provides advise with respect to executive and director compensation and governance issues
Development of Compensation Peer Group	**Grant of Performance-Based Equity Awards**	**Improvement to Director Compensation Program**
• Developed a peer group of companies that reflect our industry, business focus and size • Peer group is used to determine whether compensation is in line with market	• Granted performance-based equity awards in 2022 to reward key employees for efforts and results during the year, which vest based on achievement of strategic goals	• Rebalanced equity and cash components of director compensation program to align with market • Established a director pay limit of $500,000

2022 Financial Performance Highlights

The Company continued its significant growth, following its 2021 record sales year with a record sales year in 2022:

●	Revenue of $653.6 million for 2022, up 108% from $314.3 million in 2021, including:

○	Growth in domestic revenue by 126% from 2021 to 2022,

○	Continued strong triple-digit growth in traditional distribution channels, combined with an increase in and optimization of our products’ presence in world class retailers, and

○	Continued expansion of our DSD network and our transition to the Pepsi distribution network in the fourth quarter.

●	Gross profit of $270.9 million in 2022, up 111% from $128.2 million in 2021.

●	Net cash provided by operating activities of $108.2 million for 2022 compared to net cash used in operating activities of $96.6 million in 2021.

●	Our delivery of strong financial results over time is reflected in our annual total stockholder return through 2022 over the last one-, three- and five-year periods, which outperformed the S&P 600 Index and the Nasdaq over the same periods.

2023 Planned Enhancements to our Compensation Program

Beginning in 2022 and as planned for 2023, our company and the Committee have introduced several changes to further enhance our compensation programs and governance processes. These include:

■	Introducing new members and chairpersons of Board of Director committees

■	Establishing a Lead Independent Director

■	Hiring an external consultant to assist and advise our Committee in executive compensation-related matters

■	Devising a compensation benchmarking peer group

■	Reviewing compensation plan design for strength of alignment to business strategy and objectives

■	Discussing adoption of a clawback provision

■	Adopting and formalizing ownership guidelines for executives and Directors

Compensation Philosophy and Best Practices

Our Compensation Committee has established three key principles that provide the framework for our executive compensation program:

We seek to reinforce equity ownership and entrepreneurialism by our executives, align their interests with those of our stockholders and link compensation to measurable corporate goals and qualitative individual performance.

Stockholder Outreach and “Say-on-Pay”

We provide our stockholders the ability to cast an advisory vote on the compensation of our NEOs every three years. In 2019, 98% of the votes were cast in favor of our NEO compensation, but in 2022, only 59.9% of the votes were cast in favor. While this level of support indicates that more than half of our stockholders endorse our NEO compensation program and governance practices, we noted the reduction in support from 2019 to 2022, and embarked on an extensive stockholder engagement program to solicit detailed feedback from stockholders on our current and past NEO compensation practice as well as other governance matters.

We reached out to our top institutional stockholders, representing in the aggregate approximately 45.5% of our outstanding shares of common stock, and engaged directly with stockholders owning more than 29% of our outstanding shares of common stock (or 40% of our outstanding shares not including shares held by Carl DeSantis). Outreach meetings were conducted by Damon DeSantis and Cheryl Miller, the chair and a member of the Governance and Nominating Committee, respectively, as well as Marcus Sandifer, our General Counsel, and Mr. David. During these stockholder outreach meetings, we sought input on our NEO compensation program and governance practices. The table below summarizes the feedback we received from those stockholders, and the actions taken to address these concerns.

Stockholder Outreach Feedback Themes	Actions Implemented
Short-Term Incentives: Disclosure regarding annual incentive awards is not detailed enough for stockholders to evaluate the link between the short-term incentive and stockholders’ interests.

We have enhanced our compensation disclosure in this CD&A, particularly with respect to the annual cash incentives, to improve the clarity of our compensation programs.

Disclosure of our annual incentive plan, including the financial and individual performance goals and financial metrics applicable to each NEO, as well as the results with respect to these performance goals for 2022, begins on page 35 in the section titled “Annual Incentive Plan.”

Long-Term Incentives:

Stockholders raised concerns that the long-term equity incentive awards have historically been time-based and have not included performance-based vesting provisions. Stockholders advocated including strategic and operational performance metrics in long-term incentive awards.

We granted a special equity award to certain key employees, including our NEOs, following the PepsiCo transaction, in order to reward them for successes during 2022 (including expanded distribution and production) which positioned us to enter into the PepsiCo transaction. 80% of that award vests based on the achievement of strategic performance goals that are tied to the success and growth of the Company.

Our Compensation Committee is in the process of reviewing our annual executive compensation program to determine how performance metrics can be integrated with our long-term incentives. These performance-based long-term incentives will be implemented as part of our 2024 annual equity grants.

Severance Provisions:

Several stockholders expressed concern over the size of the severance benefits that would be payable to our CEO and CFO in the event that they are terminated without Cause or resign with Good Reason following a Change in Control.

The employment agreements with our CEO and CFO were individually negotiated, and included severance benefits that are below market levels for a termination without Cause or a resignation with Good Reason that is not in connection with a Change in Control. The severance benefits that would be payable following certain involuntary terminations in connection with a Change in Control are intended to be enhanced to retain the services of our CEO and CFO in the event of a Change in Control or potential Change in Control transaction.

Our Compensation Committee understands that the level of severance benefits for terminations in connection with a Change in Control are larger than many similar severance benefits in the market. However, given the importance of these two executives to our business and our continued success and the low level of severance for terminations that is not in connection with a Change in Control, the Compensation Committee determined that a significant increase in severance benefits for terminations in connection with a Change in Control would be appropriate.

We do not currently provide severance benefits at this level for our other NEOs or executives, and the Compensation Committee will carefully evaluate any new agreements with executives taking into consideration the feedback on this topic received from stockholders.

Compensation Best Practices

Our Compensation Committee regularly reviews our compensation practices and policies to ensure that they further our executive compensation philosophy and reduce unnecessary risk. The following table summarizes our NEO compensation program features and what we believe are “best practices” in terms of designing and administering the program.

What we do:		What we don’t do:
☑	Pay for performance – greater than 84% of CEO and other NEO compensation is variable and/or at risk	☒	No executive hedging or pledging is permitted
☑	Require minimum financial hurdles to earn any payout on annual bonus	☒	No excise tax gross-ups for our NEOs
☑	Cap our short-term incentive plan at 120% of target	☒	No significant perquisites or benefits
☑	Compensation committee is comprised of only independent directors and is supported by an independent consultant	☒	No repricing of underwater stock options without stockholder approval
☑	Double-trigger change in control vesting provisions	☒	No payment of dividend equivalents on unearned awards
☑	Maintain a robust stock ownership requirement that applies to NEOs and Directors	☒	No short-term incentives are awarded for below threshold performance
☑	Conduct stockholder outreach to solicit feedback and discuss our compensation practices	☒	No reward to executives for taking excessive or unnecessary risk

The Compensation Committee has worked with its independent compensation consultant, Farient Advisors, to evaluate the executive compensation program and incorporate changes to the structure that will better align the executive compensation program with our compensation philosophy and address stockholder concerns. We are continuing to evolve our compensation practices to better align with stockholders, which includes the following:

●	Refining the FY23 annual incentive plan by: (i) simplifying the design of the plan, (ii) aligning all our NEOs financial metrics and weightings, and (iii) increasing the payout leverage to strengthen the link between pay and performance. Specifically, for the FY23 annual incentive plan the weighting for all NEOs will be 25% revenue, 25% gross margin, 25% EBITDA, and 25% individual metrics. The leverage curve will be smoothed so that performance between threshold, target, and max will be linearly interpolated, and the maximum payout will increase from 120% to 150%.

●	Reviewing alternatives for a performance-based long-term incentive plan in 2023 to be implemented as part of our 2024 annual equity grant process.

●	Adopting a clawback policy that complies with new SEC and NASDAQ requirements as well as best practices.

●	Continuing to review and revise other compensation policies and governance processes.

Pay for Performance

We strive to ensure that there is long-term alignment between NEO pay and Company performance, and we monitor CEO pay as it relates to our performance to ensure this alignment.

We believe that a significant portion of our NEOs’ total compensation should be “variable” and “at risk,” meaning that its payment or vesting is based upon the achievement of predefined financial and performance metrics and the actual compensation will increase or decrease based on the performance of our stock. We also believe that equity should comprise the larger component of our variable pay to provide alignment with our stockholders and provide retention through multi-year vesting.

A significant portion of pay at risk motivates our executives to achieve performance goals and create value for our stockholders. The annual incentive bonus rewards are earned by our NEOs for the achievement of short-term performance goals. The amount paid is tied to the level of achieved performance, with higher payout levels reflecting superior performance. The long-term equity-based awards reward our executives for achieving long-term performance goals and increasing stockholder value.

As reflected in the charts that follow, 85% of our CEO’s target total 2022 compensation was variable or “at risk,” and an average of 84% of our other NEOs’ target total 2022 compensation was variable or “at

The charts above are based on the target bonus, the grant date fair value of the annual RSU award (for Mr. Langhans, the grant date fair value of his sign-on RSU award that was intended to replace the annual award), and the grant date fair value of the special leadership RSU award that is described below.

How Compensation Decisions are Made

The Compensation Committee operates under a written charter and is responsible for reviewing, approving, or recommending to the Board to approve, the amount and form of compensation for our CEO and other NEOs. The Compensation Committee is also responsible for:

●	Monitoring the performance and compensation of our NEOs;

●	Reviewing executive compensation policies and practices;

●	Reviewing and administering compensation plans;

●	Reviewing the mix and level of compensation by each component individually and in the aggregate;

●	Determining whether proposed goals or structure of awards might have the inadvertent effect of encouraging unnecessary risk taking; and

●	Reviewing the independence and potential conflict of interests of any advisors under applicable NASDAQ listing standards and SEC rules.

The Compensation Committee has conducted a risk assessment of all of our compensation policies and practices to ensure that they do not foster risk taking above the level of risk associated with our business model. Based upon that review, the Compensation Committee has concluded that the Company’s compensation programs do not encourage executives or other employees to take inappropriate risks that are reasonably likely to have a material adverse effect on the Company.

In carrying out its duties, the Compensation Committee considers the input of management, and information from the Compensation Committee’s independent compensation consultant regarding practices of a peer group of similarly-sized companies in our industry and survey data for our industry in general. The role of each in our executive compensation program is described below.

Role of Compensation Consultant

In March 2022, the Compensation Committee engaged Farient to provide independent advice with respect to executive and director compensation and corporate governance matters related to executive compensation. The Compensation Committee relies on Farient’s expertise in benchmarking and familiarity with competitive compensation practices. In addition, the Compensation Committee regularly requests advice from Farient concerning the design, communication, and implementation of our incentive compensation plans and other programs. The services provided by Farient to the Compensation Committee in 2022 included:

●	Review executive pay philosophy and compensation strategy;

●	Analyze and provide recommendations on key compensation strategy issues, including its compensation peer group, equity usage, and compensation risk profile;

●	Benchmark Celsius’ total compensation levels, program design, and key policies for Executives and the Board of Directors;

●	Review key compensation policies and inform the Committee of regulatory developments, including development of a stock ownership policy for Executives and Board members, and SEC-compliant clawback policies; and

●	Review management proposals, including management-recommended pay actions.

Other than the services it provided to the Committee, Farient Advisors did not provide any other services to the Company. The Committee has considered and assessed all relevant factors that could give rise to a potential conflict of interest with respect to the work performed. Based on this review, the Committee has determined that Farient Advisors is independent of the Company and its management and did not identify any conflict of interest.

Role of Management

The Compensation Committee works closely with members of our management team in designing our executive compensation program, including Mr. Fieldly, our CEO. Our CEO evaluates the performance of our executives (other than his own performance), and makes recommendations as to the compensation levels of each executive (other than himself) and the goals for our short-term and long-term incentives. The advice of our CEO is important in order for the Compensation Committee to design compensation programs that align to corporate goals and our strategic direction. The CEO is not present during Compensation Committee discussions of his compensation. All compensation decisions are made by the Compensation Committee in its sole discretion.

Role of Peer Group and Survey Data

The Compensation Committee uses competitive benchmarking data to evaluate compensation practices and develop compensation recommendations for each of the NEOs. Executive compensation, compensation plan design and director compensation of the peer companies is used as a basis to determine whether the compensation levels and practices of Celsius are in line with the market for talent. The peer group used for 2022, developed with the assistance of Farient, was selected based on companies that reflect Celsius’ industry, business focus, and size.

Peer Company	Primary Industry	2022 Revenue	Market Capitalization
BellRing Brands, Inc.	Personal Products	$1,372	$4,135
The Simply Good Foods Company	Packaged Foods and Meats	$1,169	$3,824
National Beverage Corp.	Soft Drinks	$1,138	$4,380
SunOpta Inc.	Packaged Foods and Meats	$935	$817
Sovos Brands, Inc.	Packaged Foods and Meats	$878	$1,329
Freshpet, Inc.	Packaged Foods and Meats	$595	$2,983
Whole Earth Brands, Inc.	Packaged Foods and Meats	$538	$149
The Vita Coco Company, Inc.	Soft Drinks	$428	$932
Beyond Meat, Inc.	Packaged Foods and Meats	$419	$1,197
Benson Hill, Inc.	Agricultural Products	$381	$473
Vital Farms, Inc.	Packaged Foods and Meats	$362	$666
Tattooed Chef, Inc.(1)	Packaged Foods and Meats	$208	$110
Zevia PBC	Soft Drinks	$163	$166
75th Percentile		$935	$2,983
Median		$538	$932
25th Percentile		$381	$473
Celsius Holdings, Inc.	Soft Drinks	$654	$6,862
Monster Beverage Corp.(2)	Soft Drinks	$6,311	$53,424

(1)	Reflects FY21 full year revenue. As of April 13, 2023, Tattooed Chef had not released its FY22 financials.

(2)	Monster Beverage Corp. is a reference peer and is not used to benchmark executive pay.

Elements of Compensation

In order to implement our compensation philosophy, compensation for our NEOs generally consists of three elements:

Base Salary	• **Purpose: Attract and Retain Key Executives.** • Provides a fixed level of compensation for performing essential job functions. • Level of base salary reflects each NEO's level of responsibility, leadership, tenure, qualifications, and the competitive marketplace for executive talent in our industry. • Reviewed annually and adjusted, if appropriate.

Annual Cash Incentives.	• **Purpose: Attract and Retain Key Executives / Motivate Executives to Achieve Strategic Goals.** • Motivates NEOs to achieve our short-term business objectives while providing flexibility to respond to opportunities and market conditions. • Includes a combination of financial performance metrics and organization/individual performance metrics. • Each NEO is assigned specific goals and weightings for each performance metric in order to link the NEO's performance to the incentive payout. • 2022 annual cash incentive awards are capped at 120% of target levels.

Long-Term Incentives	• **Purpose: Encourage and Reward Delivery of Stockholder Value / Motivate Executives to Achieve Strategic Goals / Attract and Retain Key Executives.** • Motivates NEOs to achieve our long-term business objectives by tying value of incentive to value of stock. • Awards for 2022 in the form of Restricted Stock Units (RSUs). • RSUs vest based on time, 1/3 on each anniversary of the date of grant. • Special RSU grant in 2022 with strategic performance goals tied to the PepsiCo transaction.

Base Salary

Salaries are intended to be sufficiently competitive to attract and retain key employees. At the beginning of each year, management proposes salary increases for the executives that are determined by a variety of factors, including but not limited to: market conditions, company and individual performance, increased responsibility, and the overall budget. The Chief Executive Officer proposes salary adjustments, if any, for the NEOs to be approved by the Compensation Committee, and the Compensation Committee recommends any salary adjustment for the Chief Executive Officer be approved by the Board of Directors. The following table provides information regarding base salaries for our NEOs serving at year-end of each of 2021 and 2022:

NEO	2021 Base Salary	2022 Base Salary	% Change
Fieldly	$500,000	$540,000	8%
Langhans	N/A	$350,000	N/A
Negron-Carballo	$300,000	$310,000	3%
Guilfoyle	$275,000	$283,300	3%
David	$175,000	$180,250	3%
Storey	$310,000	$316,200	2%

Salary changes in 2022 were primarily cost of living adjustments, except with respect to Mr. Fieldly, whose base salary was increased to align him closer to market median and due to Celsius’ expanded scope.

Annual Incentive Plan

Our annual cash incentives are designed to reward employees for financial, operational, and individual performance that drive stockholder value and focus our organization on meeting or exceeding performance goals. The plans provide employees, including our NEOs, with the opportunity to earn cash awards based on the degree to which the company achieves predetermined performance measures for the year.

The elements used to determine awards include:

●	A cash bonus incentive opportunity (expressed as a percentage of base salary);

●	Financial targets;

●	Organizational and individual performance goals; and

●	A range of performance objectives (threshold, target, and maximum) for each performance measure.

❖	NEO Incentive Opportunities

The target annual cash incentive for each of our NEOs is set forth below, as a percent of base salary, as well as the proportion of their annual cash incentives that will be based on the achievement of financial goals and organizational/individual goals.

NEO	Target (as % of Base Salary)	Financial Goal Weighting	Org/Indiv Goal Weighting
Fieldly	75%	65%	35%
Langhans	50%	65%	35%
Guilfoyle*	30%	70%	30%
David	30%	70%	30%
Storey	20%	55%	45%

*	Mr. Guilfoyle is eligible to receive an additional bonus based on the amount by which net revenue exceeds the net revenue goal for the year. This is described in more detail below.

❖	Financial Performance Targets

Financial performance targets make up 65% of the potential annual incentive opportunity. Performance targets and goals are meant to focus the eligible NEOs on the key elements of our strategic and annual financial plan and are based on the Board-approved annual financial plan. We use an array of performance goals that broadly measure Company performance, so as not to encourage undue risk taking.

Each performance goal is given a threshold, target, and stretch performance level. Payout is based on year-end actual performance measured against targeted performance, and weighting of each performance metric (which is specific to the NEO based on the NEO’s role). Performance above stretch is capped at a maximum award of 120% of target.

Target % Achieved	Payout %
< 80%	0%
80% - 90%	50%
91% - 95%	75%
96% - 105%	100%
106% - 115%	110%
> 116%	120%

The Compensation Committee determines the extent to which the year’s performance goals have been achieved and the corresponding payout, which is finalized upon receipt of the Company’s audited financial statements. The Compensation Committee has discretion to adjust the level of payout with respect to any financial performance target based on its assessment of circumstances relating to the Company’s business. For 2022, the financial performance metrics that applied to each NEO varied based on the NEO’s role and business unit.

Each financial performance goal is given a weighting, which may be different for each NEO, representing the portion of the total target annual cash incentive that will be paid out based on that performance metric. Weightings for each NEO are based on that NEO’s position, responsibility, and the potential impact of the NEO’s performance on that financial metric.

❖	Non-Financial Organizational/Individual Performance Ratings

In addition to the financial performance targets, the annual cash incentives paid to our NEOs reflect non-financial operational and individual performance ratings that relate to our performance in certain strategic organizational categories.

Based on the Compensation Committee’s assessment on a scale of 0-5 of our overall performance with respect to the strategic plan relating to the category, or individual performance of the NEO in that category.

Performance Rank	Payout %
0	0%
1	50%
2	75%
3	100%
4	110%
5	120%

❖	2022 Annual Incentive Payouts

The financial and non-financial organizational and individual goals for each NEO are illustrated below, along with the performance targets and results with respect to each goal:

The financial results noted above were adjusted for the items added back in developing adjusted EBITDA externally in addition to incorporating other litigation settlement and Pepsi transition costs.

The following summarizes 2022 annual cash incentive payouts to our NEOs, based on the achievement of the financial performance metrics and the non-financial organizational and individual goals:

NEO	% of Target Achieved	Actual Award (as % of Base Salary)	Actual Award Amount
Fieldly	116%	88.5%	$475,875
Langhans	116%	59%	$146,473
Guilfoyle*	114.4%	34.3%	$97,207
David	111.5%	33.4%	$60,294
Storey	114%	24%	$75,888

*	Mr. Guilfoyle received an additional payment with respect to his annual cash incentive, as described below.

In addition to the annual cash incentive as calculated above, Mr. Guilfoyle is eligible to receive an additional annual cash incentive based on the amount by which the Company exceeds the annual net revenue goal:

Amount Exceeding Net Revenue Goal	Additional Incentive
10%	$50,000
20%	$75,000
30%	$100,000
Every 10% Above 30%	$100,000

In 2022, the Company exceeded the net revenue goal by 38%, resulting in an additional annual incentive of $325,000 for Mr. Guilfoyle.

The 2022 annual cash incentives were paid on March 10, 2023, following the completion of our audit for the fiscal year ended December 31, 2022. The payouts are reflected as 2022 compensation in the Summary Compensation Table on page 47 of this Proxy Statement in the column labeled “Non-Equity Incentive Plan Compensation.” Mr. Negron-Carballo did not participate in the annual incentive plan for 2022, but pursuant to his transition agreement was provided a pro-rated annual incentive payment, calculated at the target level, for the period from January 1, 2022 through April 18, 2022, the date of his transition. This amount totaled $36,351.

Long-Term Incentives

The Compensation Committee grants long-term incentive awards to our eligible NEOs and to a broader group of employees under our Amended 2015 Stock Incentive Plan in order to align the interests of our management team with the interests of our stockholders and to create substantial incentives for the team to achieve our long-term goals. These awards enable us to provide competitive compensation to help in the recruitment of executives and employees and also, through vesting provisions, help to promote retention and long-term service of executives and key employees.

In 2022, we granted restricted stock units (“RSUs”) to our NEOs, as a result of the strong belief that equity ownership by its NEOs aligns their interests with those of our stockholders. The awards generally vest over a three-year period commencing one year from the date of grant and are contingent upon continued employment. The Committee approves equity values for target awards with the actual number of shares granted determined on the basis of the grant-date share price. The grant date fair value of the RSUs granted as part of the annual equity grant, as well as the number of RSUs granted to each NEO, is set forth below.

NEO*	Value of RSU Award	# of RSUs
Fieldly	$1,342,260	18,000
Negron-Carballo	$1,342,260	18,000
Guilfoyle	$626,388	8,400
David	$626,388	8,400
Storey	$626,388	8,400

*	Mr. Langhans was hired after the date that the annual RSU awards were granted to the other NEOs. Mr. Langhans was granted RSUs in connection with his commencement of employment on April 18, 2022, the terms of which are described below.

❖	Special Leadership Stock Award

On August 1, PepsiCo and Celsius announced Pepsi’s $550 million investment in Celsius as part of a long-term distribution strategy. Celsius’ shares closed +11% higher upon the news release of the agreement. The PepsiCo transaction was the culmination of a great deal of growth and expansion undertaken by Celsius, and spearheaded by our management team. We expanded distribution and production significantly, and tripled our growth, creating the opportunity for a partnership with PepsiCo to take place and position the partnership for success.

In recognition of the successes of the Company during the portion of 2022 prior to the PepsiCo transaction and the significant time and effort that was put into closing this transaction, and to ensure that the execution of the distribution agreement is successful over the next few years, the company awarded key individuals, including the NEOs, equity awards. The equity awards are a combination of immediately vesting stock and performance awards that vest over one and 2 year periods and are designed as follows:

The Compensation Committee determined that the majority of these awards should vest based on the achievement of strategic goals, in order to focus the efforts of our executives on the opportunities presented by the partnership with PepsiCo. The grant date fair value of the awards, as well as the number of RSUs granted to each NEO, is set forth below. Mr. Negron-Carballo did not receive a Special Leadership Award due to the transition of his role with the Company.

NEO	Value of Special RSU Award	# of RSUs
Fieldly	$1,199,999	12,210
Langhans	$1,199,999	12,210
Guilfoyle	$1,100,048	11,193
David	$700,048	7,123
Storey	$340,049	3,460

❖	Langhans Sign-On Equity Awards

Mr. Langhans became our CFO on April 18, 2022. In connection with his hiring, he was granted two awards of RSU. The first award of 3,718 RSUs, intended to be a sign-on award to incentivize him to join the Company, had a grant date fair value of $200,000, and are subject to a 1-year lock-up (pursuant to which he may not sell the shares subject to the RSU) and a clawback in the event that he is terminated for Cause (as defined in his employment agreement) or resigns his employment within 12 months of the date of grant. The second award of 14,876 RSUs was intended to replace the 2022 annual grant he would otherwise have been entitled to, and had a grant date fair value of $800,000 and vests in four equal annual installments on each of the first four anniversaries of the grant date, provided that Mr. Langhans continues to provide service to the Company through such date.

Other Benefits

Our employees, including our NEOs, are entitled to various employee benefits, which generally include health care plans, flexible spending accounts, life and disability insurance, 401(k) plan and paid time off. We also offer relocation benefits to executives in certain circumstances, including to Mr. Langhans in connection with his hiring. We do not provide supplemental retirement benefits to our NEOs.

Employment Agreements/Severance Benefits

Mr. Fieldly and Mr. Langhans are each party to an employment agreement with the Company. We believe that having employment agreements with Mr. Fieldly and Mr. Langhans is beneficial to us because it provides retentive value and subjects each executive to restrictive covenants. The employment agreements provide for benefits on certain terminations of employment. The terms of the employment agreements with Mr. Fieldly and Mr. Langhans are described beginning on page 52 of this Proxy Statement.

The employment agreements with Mr. Fieldly and Mr. Langhans also have “double-trigger” change in control provisions, which means that change in control payments to Mr. Fieldly or Mr. Langhans, as applicable, will only be made upon a termination of employment in connection with a change in control (and not solely as a result of the completion of a change in control transaction).

We entered into a transition agreement with Mr. Negron-Carballo on April 15, 2022, in connection with this transition from our Chief Financial Officer to Executive Vice President. Pursuant to the transition agreement, Mr. Negron-Carballo will serve as Executive Vice President through January 31, 2023, and will receive a base salary at an annual rate of $310,000 and a pro-rated annual incentive payment for 2022 at the target level, for the period from January 1, 2022 through April 18, 2022. Mr. Negron-Carballo is not entitled to any severance benefits at the end of the transition period, and unvested equity awards at that time will be forfeited.

None of our other NEOs are party to employment agreements with the Company.

Compensation-Related Policies

Stock Ownership Policy

We have adopted a stock ownership policy that applies to our CEO and our other Section 16 officers, as well as our non-employee members of the Board. We believe that the Stock Ownership Guidelines result in significant common stock ownership by our executive officers and directors and align the interests of our executive officers with those of our stockholders.

The ownership requirement for our CEO and our executive officers is calculated as a multiple of base salary, as noted below:

Position	Minimum Ownership of Common Stock (as multiple of base salary)
CEO	5x
Other Section 16 Officers	3x

Our non-employee directors are required to own shares of common stock with an aggregate value of $300,000.

Executives and directors must satisfy the ownership requirement within five years of the later of November 1, 2022, or the date of their appointment to the applicable position. If the executive or director fails to meet the stock ownership requirement, he or she is required to retain all shares held by the executive or director, including all shares received upon the vesting of equity awards (net of the exercise price of options and tax withholding).

Qualifying shares that count toward the ownership requirement include:

●	Shares owned outright (including shares in existing brokerage accounts, shares held by members of the individual’s immediate family, or shares in a grantor trust for the benefit of the individual or his or her immediate family);

●	60% of the unvested time-based restricted stock and RSUs granted to the executive or director;

●	Shares acquired upon stock option exercises;

●	Shares or share equivalents underlying fees paid to directors.

Clawback

In October 2022, the SEC released final rules that would require all publicly traded companies to adopt clawback policies that would apply when there is an accounting restatement that results in erroneously awarded incentive-based compensation to certain executives. NASDAQ filed listing standards that incorporate these clawback rules in February 2023, and our Compensation Committee has been reviewing the listing standards in order to develop a clawback policy that complies with all requirements.

We are also subject to the clawback provisions of Sarbanes-Oxley Section 304, which require our CEO and CFO to reimburse the Company for any bonus, incentive, or equity-based compensation that was received during the 12-month period following an accounting restatement due to our material non-compliance, due to the CEO or CFO’s misconduct, with any financial reporting requirement.

We are in the process of adopting a clawback policy that complies with the new requirements released by NASDAQ and also encompass the Sarbanes-Oxley clawback requirements.

Anti-Hedging/Anti-Pledging

Our insider trading policy contains a strict anti-hedging policy. Our executives and directors are prohibited from engaging in hedging, monetization transactions or similar arrangements involving our stock, including short sales, margin transactions, and buying put or call options.

We also maintain an anti-pledging policy, which prohibits all directors and executive officers from pledging the Company’s equity securities or using the Company’s equity securities to support margin debt. We believe that the pledging of shares by directors and executives is adverse to the interests of our stockholders.

Tax Implications of Executive Compensation Program

We considered the taxation and accounting consequences of our executive officer compensation programs as part of our internal evaluation of such programs and awards made under them. However, those consequences were not a deciding factor in our decisions in establishing or administering our compensation programs for 2022. We retain the discretion to structure compensation in ways that may result in less than full deductibility, that may not maximize tax savings and that may not minimize the accounting cost to the Company. Pursuant to the Tax Cuts and Jobs Act, the exemption from deduction limit under Section 162(m) of the Code for performance-based compensation has been repealed, effective for tax years beginning after December 31, 2017, such that compensation paid to covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. Compensation paid in or awarded for 2022 described above will not be eligible for such transition relief.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee was an officer or employee while serving on the Compensation Committee during 2022, or has ever been an officer of Celsius or its subsidiaries. No executive officer of Celsius has served as a director or a member of the Compensation Committee of another entity that has one or more executive officers who are also members of our Board or Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis referred to above be included in this proxy statement.

Compensation Committee

Joyce Russell, Chairperson

Hal Kravitz

Nicholas Castaldo

Alexandre Ruberti

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation of the NEOs for services to the Company during the years ended December 31, 2020, 2021, and 2022.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary	Bonus (2)	Restricted Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	All Other Compensation(6)	Total
John Fieldly Chairman and Chief Executive Officer	2022	$540,000	-	$2,542,259	-	$475,875	$19,093	$3,577,227
	2021	$500,000	-	$2,263,950	$9,162,518	$280,000	$7,621	$12,214,089
	2020	$464,526	-	$60,779	-	$284,782	$6,201	$816,288
Jarrod Langhans Chief Financial Officer(1)	2022	$350,000	-	$2,186,411	-	$146,473	$51,732	$2,734,616

Edwin Negron-Carballo Former Chief Financial Officer(1)	2022	$310,000	$36,351	$1,342,260	-	-	$8,927	$1,697,538
	2021	$300,000	-	$2,263,950	-	$110,700	$1,690	$2,676,340
	2020	$270,000	-	$60,779	-	$112,340	$527	$443,646
Tony Guilfoyle EVP, Domestic Sales	2022	$283,300	-	$1,726,436	-	$422,957	$5,729	$2,438,422

Toby David Executive Vice President	2022	$180,250	-	$1,326,436	-	$60,294	$562	$1,567,542

Paul Storey SVP, Operations	2022	$316,200	-	$966,437	-	$75,888	$703	$1,359,228

(1)	Mr. Negron-Carballo stepped down as the Company’s Chief Financial Officer effective April 18, 2022, but remained employed as Executive Vice President until January 31, 2023. Mr. Langhans was appointed Chief Financial Officer on April 18, 2022.

(2)	Amounts in this column for Mr. Negron-Carballo represent the pro-rated annual incentive for 2022 that he was paid pursuant to his transition agreement.

(3)	These amounts represent the aggregate grant date fair value of RSUs granted in 2022, 2021 and 2020, calculated in accordance with Financial Accounting Standards Board Account Standards Codification Topic 718 (“FASB ASC Topic 718”). Assumptions used in the calculation of these amounts are discussed in Note 18 to our Consolidated Audited Financial Statements for the fiscal year ended December 31, 2022, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. The number of awards granted in 2022 is reflected in the “Grants of Plan-Based Awards in 2022” table, below. The fair value of the performance-based RSUs granted in 2022 is shown in this table assuming the maximum number of performance-based RSUs will be earned.

(4)	These amounts represent the aggregate grant fair value of stock options granted in 2022, 2021, and 2020, calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are discussed in Note 18 to our Consolidated Audited Financial Statements for the fiscal year ended December 31, 2022, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

(5)	Amounts represent payouts of our annual cash incentive awards in 2023, 2022, and 2021, and related to fiscal years 2022, 2021, and 2020, respectively. See “Compensation Discussion & Analysis – Annual Cash Incentive Program.”

(6)	All Other Compensation in 2022 consisted of the following:

●	For Mr. Fieldly, employer-paid health insurance premiums, employer-paid life insurance, and $10,800 in Company 401(k) plan matching contributions.

●	For Mr. Langhans, employer-paid health insurance premiums, employer-paid life insurance, Company 401(k) plan matching contributions, and $45,000 as reimbursement for relocation benefits.

●	For Mr. Negron-Carballo, employer-paid health insurance premiums, employer-paid life insurance, and Company 401(k) plan matching contributions.

●	For Mr. Guilfoyle, automobile allowance and employer-paid life insurance.

●	For Mr. David, employer-paid life insurance.

●	For Mr. Storey, employer-paid life insurance.

Grants of Plan-Based Awards Table

The following table outlines the cash incentive awards and equity-based awards granted to the NEOs during fiscal 2022. All equity-based awards were granted under the 2015 Incentive Stock Plan, which was approved by stockholders.

GRANTS OF PLAN-BASED AWARDS IN 2022
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($) (5)
Fieldly		202,500	405,000	486,000
	8/19/2022				2,442	12,210	12,210			$1,199,999
	1/1/2022							18,000	(3)	$1,342,260
Langhans		87,500	175,000	210,000
	8/19/2022				2,442	12,210	12,210			$1,199,999
	4/18/2022							18,594	(4)	$986,412
Negron-Carballo	1/1/2022							18,000		$1,342,260
Guilfoyle		42,495	84,990	101,988
	8/19/2022				2,239	11,193	11,193			$1,100,048
	1/1/2022							8,400		$626,388
David		27,038	54,075	64,890
	8/19/2022				1,425	7,123	7,123			$700,048
	1/1/2022							8,400		$626,388
Storey		31,620	63,240	75,888
	8/19/2022				692	3,460	3,460			$340,049
	1/1/2022							8,400		$626,388

(1)	Amounts represent the range of possible payouts that the NEO could have earned as the annual incentive bonus for fiscal year 2022. Actual payments to the NEO as the annual incentive bonus are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The amount in the “Threshold” column assumes performance with respect to each measure at the threshold level, resulting in payment of 50% of the target award. The amount in the “Maximum” column assumes that the maximum performance level is achieved for each performance measure, resulting in payment of 120% of the target award.

(2)	Amounts relate to the Special Leadership RSU award. The grant date fair value of the RSUs, which may be earned at varying levels based on performance as of the first or second anniversary of the PepsiCo transaction, is shown in this table assuming that the maximum number of RSUs will be earned by performance. Depending on the actual performance achieved, the reporting person may receive between 20% and 100% of such targeted amount. 20% of the RSUs were vested on the date of grant, 40% of the RSUs are eligible to vest, if at all, on August 19, 2023, and the remaining 40% of the RSUs are eligible to vest, if at all, on August 19, 2024. Details regarding the applicable performance goals are set forth above under the heading “Special Leadership Stock Award”

(3)	Amounts relate to RSUs granted as part of the annual equity grant to NEOs, which will vest in three equal annual installments beginning on the first anniversary of the date of grant.

(4)	Amounts relate to vested shares and RSUs granted to Mr. Langhans in connection with his hiring. 20% of the award was granted as vested shares, and the remaining portion of the award will vest in four equal annual installments beginning on the first anniversary of the date of grant.

(5)	These amounts represent the aggregate grant date fair value of vested stock and RSUs, calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are discussed in Note 18 to our Consolidated Audited Financial Statements for the fiscal year ended December 31, 2022, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Outstanding Awards at Fiscal Year End Table

The following table reflects the equity awards that have been previously awarded to each of the NEOs and which remained outstanding as of December 31, 2022.

2022 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Fieldly	1/1/2021	100,000	200,000(3)	-	42.64	-	18,000(4)	1,872,720	9.768	1,016,263
	10/23/2019	150,000			3.23		30,000(5)	3,121,200
	1/24/2018	123,334	-	-	3.73	-
	4/16/2018	300,000			4.84
	2/1/2018	132,609			5.80
	1/26/2017	60,132	-	-	3.48	-
Langhans			-	-			14,876(6)	1,547,699(6)	9,768	1,016,263
Negron- Carballo		-	-	-	-	-	6,000(4)	624,240
		-	-	-	-	-	14,000(5)	1,456,560
Guilfoyle			-	-			8,400(4)	873,936	8,955	931,678
			-	-			14,000(5)	1,456,560	-	-
			-	-	-	-	27,523(7)	2,863,493
David	10/23/2019	70,000			3.23		8,400(4)	873,936	5,699	592,924
	1/24/2019	40,000			3.73		14,000(5)	1,456,560
	2/1/2018	40,000			5.80
	3/16/2017	10,000			4.33
	1/4/2016	5,000			1.97
	2/24/2015	10,000			1.05
	1/30/2014	20,000			0.34
Storey		-	-	-	-	-	8,400(4)	873,936	2,768	287,983
		-	-	-	-	-	6,858(8)	713,506

(1)	Market value is determined using the December 30, 2022 closing price of the Company’s common stock of $104.04 per share
(2)	Performance-based RSUs that may vest upon achievement of certain predetermined performance goals and assuming continued employment through the vesting period. 50% of the RSUs vest on August 19, 2023 if the performance goals are achieved, and 50% of the RSUs vest on August 19, 2024 if the performance goals are achieved.
(3)	Options will vest in equal installments on January 1, 2023 and January 1, 2024.
(4)	RSUs will vest in equal installments on January 1, 2023, January 1, 2024, and January 1, 2025.
(5)	RSUs will vest in equal installments on January 1, 2023 and January 1, 2024.
(6)	RSUs will vest in equal installments on April 18, 2023, April 18, 2024, April 18, 2025, and April 18, 2026.
(7)	RSUs will vest in equal installments on November 19, 2023, November 19, 2024, and November 19, 2025.
(8)	RSUs will vest on equal installments on May 5, 2023, May 5, 2024, May 5, 2025, and May 5, 2026.

Stock Vested/Options Exercised Table

The following table reflects the number of shares of our common stock acquired by our NEOs upon exercise of outstanding stock options and vesting of stock and RSU awards during the fiscal year ended December 31, 2022.

2022 OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Fieldly	273,925	23,336,080	13,097	786,638
Langhans	-	-	6,160	451,285
Negron-Carballo	340,460	33,308,069	10,655	535,307
Guilfoyle	-	-	18,412	1,471,801
David	-	-	8,424	498,238
Storey	-	-	2,406	170,238

(1)	The value realized upon exercise is the difference between the closing price of the Company’s common stock on the date of exercise and the exercise price of the options, multiplied by the number of shares acquired upon exercise.
(2)	Amounts do not take into consideration any shares withheld by the Company to satisfy employee income taxes.
(3)	Represents the value realized upon the grant of vested stock and the vesting of RSUs, based on the market value of the awards on the vesting date.

Potential Payments on Termination or Change in Control

We have employment agreements with Mr. Fieldly and Mr. Langhans. The employment agreements provide for certain post-employment, which are described below. None of our other NEOs is subject to an employment agreement, and none would be eligible for cash severance benefits in the event of certain terminations of employment.

John Fieldly, Chief Executive Officer

On August 1, 2020, the Company entered into a new employment agreement (the “Fieldly Employment Agreement”) with John Fieldly, our Chief Executive Officer. The initial term of the Fieldly Employment Agreement is from January 1, 2021 through December 31, 2023. The Fieldly Employment Agreement provides for a base annual salary currently set at $464,530 (which has since been increased to 540,000), eligibility for performance-based incentive bonuses, pursuant to such criteria as may be established by our Human Resource and Compensation Committee The Fieldly Employment Agreement provides for severance payments equal to, (i) in the event of termination due to death or disability, the annual base salary and a pro rata performance bonus for the number of months remaining in the term (up to a maximum of 6 months) ($472,500 if such event had occurred on December 31, 2022); (ii) in the event of termination other than for “cause” or with “good reason” (each as defined there), twelve months’ salary and a pro-rated bonus at the target level ($945,000 if such event had occurred on December 31, 2022), and twelve months of reimbursement for COBRA premiums; and (iii) in the event of termination other than for “cause” or with “good reason” following a “change in control” (as defined therein), a severance payment equal to twice the total compensation (including salary and annual incentive plan payout, if any) for the two prior calendar years ($3,058,616 if such event had occurred on December 31, 2022). To the extent any payments or benefits would be subject to excise tax under Section 4999 of the Code, such payments will be cut back to the extent that Mr. Fieldly would be in a better net after tax position with such payments being cut back. The Fieldly Employment Agreement also contains customary confidentiality provisions and an 18-month non-competition and non-solicitation provision.

Jarrod Langhans, Chief Financial Officer

Effective April 18, 2022, the Company entered into an employment agreement with Jarrod Langhans (the “Langhans Employment Agreement”), to serve as our Chief Financial Officer. The initial term of the Langhans Employment Agreement is from April 18, 2022 through December 31, 2024. The Langhans Employment Agreement provides for a base annual salary of $350,000 and eligibility for performance-based incentive bonuses, pursuant to such criteria as may be established by our Human Resource and Compensation Committee. Mr. Langhans was also granted (a) $200,000 worth of RSUs valued as of the date of grant which vest immediately but are subject to a one year lock-up, during which period they are subject to “claw back” in the event Mr. Langhans is terminated for “cause” or resigns and (b) a second grant of $800,000 worth of RSUs valued as of the date of grant which vest in four equal annual installments commencing one year from the grant date, subject to, among other matters, continued employment. The Langhans Employment Agreement provides for severance payments equal to, (i) in the event of termination due to death or disability, the annual base salary and a pro rata performance bonus for the number of months remaining in the term (up to a maximum of 6 months) ($262,500 if such event had occurred on December 31, 2022); (ii) in the event of termination other than for “cause” or with “good reason” (each as defined therein), six months of base salary and a pro-rated bonus at the target level ($350,000 if such event had occurred on December 31, 2022), and six months of reimbursement for COBRA premiums; and (iii) in the event of termination other than for “cause” or with “good reason” following a “change in control” (as defined therein), a severance payment equal to twice the total compensation (including salary and annual incentive play payout, if any) for the two prior calendar years ($992,946 if such event had occurred on December 31, 2022, using the 2022 base salary and bonus payment only since Mr. Langhans was not employed for two years prior to December 31, 2022). To the extent any payments or benefits would be subject to excise tax under Section 4999 of the Code, such payments will be cut back to the extent that Mr. Langhans would be in a better net after tax position with such payments being cut back. The Langhans Employment Agreement also contains customary confidentiality provisions and an 18-month non-competition and non-solicitation provision.

Edwin Negron-Carballo, Former Chief Financial Officer

The Company entered into a transition agreement with Edwin Negron-Carballo on April 15, 2022 (the “Transition Agreement”), which outlines the terms of his transition from Chief Financial Officer and retirement from the Company. Mr. Negron-Carballo stepped down as Chief Financial Officer effective April 18, 2022, and remained an Executive Vice President of the Company until his retirement on January 31, 2023. Pursuant to the Transition Agreement, Mr. Negron-Carballo continued to receive his salary through the date of his retirement, and received a pro-rated bonus for the period from January 1, 2022 through April 18, 2022 at the target level, which amounted to $36,351, but did not otherwise participate in the annual incentive program for 2022. Mr. Negron-Carballo continued vesting in his outstanding equity awards through the date of his retirement, and awards that were unvested as of his retirement were forfeited. The Transition Agreement included a 24 month non-competition and non-solicitation agreement.

Treatment of Equity Awards Upon Certain Terminations of Employment or Change in Control

Equity awards held by the NEOs were granted under the 2015 Stock Incentive Plan. Awards granted under the 2015 Stock Incentive Plan terminate on a Change in Control unless such awards are assumed in connection with the Change in Control or the Board provides for the acceleration of vesting of the awards.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are providing disclosure regarding the ratio of the annual total compensation of our Chief Executive officer, John Fieldly, to that of our median employee.

Our CEO to median employee pay ratio was calculated in accordance with Item 402(u) of Regulation S-K, and represents a reasonable estimate. For 2022, we identified a median employee by using annualized salary plus actual bonus, our consistently applied compensation measure, for the 302 individuals who were employed by us on December 31, 2022, excluding our CEO, and excluding employees located in Hong Kong (5 individuals) and Norway (1 individual), which is less than 5% of our total population. All compensation data was converted to U.S. dollars using a conversion factor on 12/31/2022, and we did not provide for any cost of living adjustments. Based on this data and process, we determined that our median employee was an exempt employee with annual total compensation in 2022 of $76,097.

With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the “Total” column of our 2022 Summary Compensation Table above, $3,577,227. Therefore, the ratio of our Chief Executive Officer’s annual total compensation to the median employee’s annual total compensation in 2022 was 47 to 1.

The pay ratio as described above involves a degree of imprecision due to the use of estimates and assumptions, but is a reasonable estimate that we calculated in a manner consistent with Item 402(u) of Regulation S-K.

Pay Versus Performance

In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation and Company performance for fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the fiscal years shown.

PAY-VERSUS-PERFORMANCE
Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(1),(2),(3)	Average Summary Compensation Table Total for Non-PEO NEOs(1)	Average Compensation Actually Paid to Non-PEO NEOs(1),(2),(3)	Value of Initial Fixed $100 Investment Based On: (4)		Net Income ($MM)	Revenue(5) $MM
					TSR	Peer Group TSR
2022	$3,577,227	$6,065,431	$1,959,469	$2,565,921	$2,154	$136	$(187.282)	$653.6
2021	$12,214,089	$33,413,121	$2,676,340	$10,147,590	$1,544	$126	$3.937	$314.3
2020	$816,288	$18,129,388	$443,646	$13,411,646	$1,042	$110	$8.524	$130.7

(1)	The Principal Executive Officer (“PEO”) in 2020, 2021, and 2022 is John Fieldly. The Non-PEO NEOs for whom the average compensation is presented in this table for 2020, 2021 is Edwin Negron-Carballo, and 2022 are Mr. Negron-Carballo, Jarrod Langhans, Tony Guilfoyle, Toby David, and Paul Storey.

(2)	The amounts shown as Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually realized or received by the Company’s NEOs. These amounts reflect total compensation as set forth in the Summary Compensation Table for each year, adjusted as described in footnote 3 below.

(3)	Compensation Actually Paid reflects the exclusions and inclusions for the PEO and the NEOs set forth below. Amounts excluded, which are set forth in the Exclusion of Stock Awards columns below, represent the Stock Awards amounts from the applicable Summary Compensation Table. Amounts included in the Inclusion of Equity Values column below are the aggregate of the following components, as applicable: the fair value as of the end of the fiscal year of unvested equity awards granted in that year; the change in fair value during the year of equity awards granted in prior years that remained outstanding and unvested at the end of the year; and the change in fair value during the year through the vesting date of equity awards granted in prior years that vested during that year, less the fair value at the end of the prior year of awards granted prior to the year that failed to meet applicable vesting conditions during the year. Equity values are calculated in accordance with FASB ASC Topic 718.

Adjustments made to Determine Compensation Actually Paid
		2022	2021	2020
Summary Compensation Table Total	PEO	$3,577,227	$12,214,089	$816,288
	Average Non-PEO NEOs	$1,780,501	$2,676,340	$443,646
Deduction for amounts reported under the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table	PEO	$2,542,259	$11,426,468	$60,779
	Average Non-PEO NEOs	$1,509,596	$2,263,950	$60,779
Increase for year-end fair value of awards granted during year that remain unvested as of year-end	PEO	$2,888,983	$25,726,650	$0
	Average Non-PEO NEOs	$1,524,519	$3,355,650	$0
Increase/Deduction for change in fair value from prior year-end to current year-end of awards granted prior to that year that were outstanding and unvested as of year-end	PEO	$3,631,900	$2,420,150	$15,354,750
	Average Non-PEO NEOs	$612,422	$2,429,150	$11,077,900
Increase for fair value as of the vesting dates for awards granted during year that vest during the year	PEO	$251,331	$0	$60,779
	Average Non-PEO NEOs	$177,260	$0	$60,779
Increase/Deduction for change in fair value from prior year-end to current year-end of awards granted prior to that year that vested during year	PEO	$(1,741,750)	$4,478,700	$1,958,350
	Average Non-PEO NEOs	$(198,152)	$3,950,400	$1,890,100
Deduction for fair value of awards granted prior to year that were forfeited during year	PEO	$0	$0	$0
	Average Non-PEO NEOs	$0	$0	$0
Compensation Actually Paid	PEO	$6,065,431	$33,413,121	$18,129,388
	Average Non-PEO NEOs	$2,565,921	$10,147,590	$13,411,646

(4)	For purposes of this disclosure, the peer group is the custom group of peers consisting of Monster Beverage Corporation, National Beverage Corp, Primo Water Corp, Keurig Dr Pepper, PepsiCo, and The Coca-Cola Company, the same peer group used in the stock performance graph required under section 201(e) for fiscal 2022. Dollar values assume $100 was invested for the cumulative period from December 31, 2019 through December 31, 2022, in either the Company or the custom peer group, and reinvestment of the pre-tax value of dividends paid. Historical stock performance is not necessarily indicative of future stock performance.

(5)	We determined Revenue to be the “most important” financial performance measure used to link performance to Compensation Actually Paid to our PEO and other NEOs in fiscal 2022, in accordance with Item 402(v) of Regulation S-K.

Description of Relationship Between NEO Compensation Actually Paid and Total Shareholder Return (“TSR”)

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our other NEOs, the Company’s cumulative TSR, and the Peer Group’s cumulative TSR over the fiscal three year period from 2020 through 2022.

Description of Relationship Between NEO Compensation Actually Paid and Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our other NEOs, and our net income during fiscal 2020 through 2022.

Description of Relationship Between NEO Compensation Actually Paid and Revenue

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our other NEOs, and Revenue during fiscal 2020-2022.

Most Important Measures to Determine Compensation Actually Paid for the fiscal year ended December 31, 2022

The three items listed in the table below represent the most important metrics we used to link compensation actually paid to our NEOs, for the fiscal year ended December 31, 2022, to company performance.

Revenue
Gross Margin
Adjusted EBITDA

DIRECTOR COMPENSATION

Our non-employee director compensation program is guided by three goals: compensation should fairly pay directors for work required in a company of our size and scope; compensation should align directors’ interests with the long-term interests of stockholders; and the structure of the compensation should be easy for stockholders to understand. The Board believes that a director’s total compensation should include a significant equity component because it believes that this more closely aligns the long-term interests of directors with those of stockholders and provides a continuing incentive for directors to foster the Company’s success.

Changes were made to our non-employee director compensation program for 2022, primarily to provide that the equity-based award granted to the directors would be based on a specified value rather than a fixed number of shares. A summary of the 2022 non-employee director compensation program is as follows:

●	Board Cash Retainer: $20,000 paid in quarterly installments

●	Lead Independent Director: $20,000

●	Committee Chairperson: $2,000

●	Annual Equity Award: RSUs with a grant date fair value of $165,000, vesting twelve months after the date of grant

●	Ownership Guideline: non-employee directors must hold 9,000 shares by the third year of service on the Board

During 2022, Farient, our independent advisor, conducted a competitive review of our non-employee director compensation program. Following this review, we determined that certain changes should be made to align the program with market practice and to improve our compensation governance practices. Beginning with 2023, our non-employee director compensation program will consist of the following:

●	Board Cash Retainer: $70,000

●	Annual Equity Award: RSUs with a grant date fair value of $115,000

●	Audit Committee Chair: $10,000

●	Compensation Committee Chair: $7,500

●	Governance Committee Chair: $5,000

●	Limit on Annual Director Pay: $500,000

●	Ownership Guideline: non-employee directors must hold shares with a value of $300,000 by the fifth year of service on the Board

2022 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	All Other Compensation	Total
Nick Castaldo	$20,000	$164,054	-	$184,054
Damon DeSantis	$22,000	$164,054	-	$186,054
Hal Kravitz	$40,000	$164,054	-	$204,054
James Lee(3)	$0	$0	-	$0
Caroline Levy	$20,000	$164,054	-	$184,054
Cheryl S. Miller	$22,000	$164,054	-	$186,054
Alexandre Ruberti	$20,000	$164,054	-	$184,054
Joyce Russell	$22,000	$164,054	-	$186,054

(1)	These amounts represent the aggregate grant date fair value of RSUs granted in 2022, calculated in accordance with Financial Accounting Standards Board Account Standards Codification Topic 718 (“FASB ASC Topic 718”). Assumptions used in the calculation of these amounts are discussed in Note 18 to our Consolidated Audited Financial Statements for the fiscal year ended December 31, 2022, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

(2)	As of December 31, 2022, each of Messrs. Kravitz, Castaldo, and Lee and Ms. Levy held 13,200 unvested RSUs, and each of Ms. Miller, Mr. DeSantis, and Ms. Russell held 2,200 unvested RSUs; and Mr. Kravtiz, Ms. Levy, and Mr. Castaldo held vested options to purchase and 110,000, 55,000, and 160,000 shares, respectively.

(3)	Mr. Lee was appointed to the Board on August 1, 2022, in connection with the Pepsi transaction, and does not receive compensation for his service on the Board.

CORPORATE GOVERNANCE HIGHLIGHTS

Our Corporate Governance Practices

As part of Celsius’ commitment to corporate governance best practices, the Board of Directors has adopted the following practices, which are described in more detail in this proxy statement.

●	Annual election of directors	●	56% of director nominees are women or identify as diverse

●	8 of 9 director nominees are independent	●	Director rotation policy ensures path to Board refreshment

●	Lead independent director appointed to support Board activities among independent directors and liaise with CEO/Chair	●	Hedging or pledging of stock by Celsius directors and executive officers is prohibited

●	All independent Board committees	●	Annual review of charters and governance guidelines

Stockholder Engagement

We are committed to a robust and proactive stockholder engagement program. The Board of Directors values the perspectives of our stockholders, and feedback from stockholders on our business, corporate governance, executive compensation, and our ESG program are important considerations for Board and committee discussions throughout the year.

Following the 2022 Annual Meeting of Stockholders, the Board of Directors determined to initiate a substantial, multi-year stockholder engagement program in an effort to gain a better understanding of the perspectives of our stockholders, including the results of the Say on Pay vote at the 2022 Annual Meeting of Stockholders. The stockholder engagement program continued in 2023 and we expect our enhanced stockholder engagement efforts to continue in future years.

In the 2022-2023 stockholder engagement effort, we reached out to stockholders, who according to public reporting, control approximately 45% of our outstanding common stock. We were able have discussions with ten institutional stockholders that collectively hold approximately 26% of our outstanding common stock and close to 86% of the shares voted “Against” last year’s Say-on-Pay proposal.

At least one independent director from Celsius participated in each engagement call with our investors. Other participants in our discussions with stockholders in 2022-2023 were our General Counsel and members of our investor relations team. Directors are generally available to participate in our engagement meetings upon request from stockholders. After our engagement discussions, our General Counsel provided the feedback received from our stockholders to all directors or to the appropriate committee (such as the Compensation Committee or the Governance and Nominating Committee) depending on the topic.

The Board, the Compensation Committee, the Governance and Nominating Committee and our management found these outreach efforts to be very helpful in understanding our investors’ perspectives on various business, compensation and governance matters.

Some of the actions we have taken in response to feedback from our stockholders, investors and proxy advisory firms in 2022 and 2023 are described below.

What We Heard	What We Did
Improve responsiveness to stockholders on compensation matters

Initiated a substantial, multi-year stockholder engagement program described above, enhanced compensation disclosure in CD&A, above, and took other actions described in detail in the section entitled “Stockholder Outreach and “Say-on-Pay” in the Compensation Discussion and Analysis.

Increase disclosure regarding diversity

We moved the Board diversity matrix from our website to this proxy statement and expanded the disclosure relating to Board diversity. See “Information About the Board of Directors, Committees and Corporate Governance – Board Diversity.”

In our Annual Report on Form 10-K, we also included additional detail regarding our Human Capital Resources and diversity, equity and inclusion (DEI), culture and engagement that support our efforts to attract and retain high-performing talents.

Expand disclosure regarding environmental, social, and governance (ESG) activities	We revised the charter of the Governance and Nominating Committee to make clear that this committee is responsible for oversight of our ESG activities. We also have included additional disclosure relating to our ESG activities in this proxy statement.

We look forward to continuing to implement the governance enhancements described above and to feedback from Celsius stockholders and investors on the actions we have taken to date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Lease of Executive Offices

The Company’s corporate offices located at 2424 N. Federal Highway, Suite 208, Boca Raton, Florida 33431 are leased from a company affiliated with CD Financial, one of our principal stockholders, through multiple leases. The leases have different periods and extend until the end of 2024 and are leased for monthly rent in the aggregate amount of $37,610. We believe that the monthly rent is commensurate with other properties available in the market.

Transactions with PepsiCo, Inc.

On August 1, 2022, the Company and Pepsi entered into multiple agreements, including a securities purchase agreement (“Purchase Agreement”), lock-up agreements (“Lock-Up Agreements”), a registration rights agreement (“Registration Rights Agreement”), a distribution agreement (“Distribution Agreement”), and a channel transition agreement (“Transition Agreement”). The Purchase Agreement, Lock-Up Agreements and Registration Rights Agreement pertain to the Company’s issuance to Pepsi of 1,466,666 shares of Series A Convertible Preferred Stock (“Series A Preferred Stock”) in exchange for cash proceeds of $550 million, excluding transaction costs. Pursuant to the Purchase Agreement, Pepsi, together with its affiliates, will have certain rights and be subject to various restrictions with respect to its equity ownership in the Company, including the right to increase its ownership to up to a specified percentage of the Company’s outstanding shares, with restrictions on new purchases above such percentage for so long as Pepsi owns any shares of Series A Preferred Stock or common stock (subject to certain exceptions). Additionally, the Company granted Pepsi the right to designate a nominee for election to the Board of Directors, so long as Pepsi beneficially owns at least 3,666,665 shares of the Company’s outstanding common stock on an as-converted basis. James Lee, one of the Company’s directors, is employed by Pepsi and was elected to serve on the Board as Pepsi’s initial designee.

The Registration Rights Agreement relates to the registered resale of the common stock issuable upon exercise of the Series A Preferred Stock (the “Registrable Securities”) pursuant to a registration statement to be filed with the SEC. The Company agreed to use commercially reasonable efforts to file a registration statement on Form S-3 or such other form under the Securities Act then available to the Company with respect to the resale of the Registrable Securities, and to use commercially reasonable efforts to cause such registration statement to be declared effective under the Securities Act as soon as practicable thereafter. In certain circumstances, the holders party to the Registration Rights Agreement will have piggyback registration rights and rights to request an underwritten offering as described in the Registration Rights Agreement.

In connection with the transactions with Pepsi, the Company’s chief executive officer, chief financial officer, and all of the directors of the Company (other than Mr. Lee) entered into Lock-Up Agreements pursuant to which they agreed not to sell, pledge, hypothecate or otherwise transfer their shares for a period of 12 months commencing on the date of the closing, subject to certain exceptions.

The Distribution Agreement resulted in Pepsi becoming the Company’s primary distribution supplier for the Company’s products in the United States and certain international markets. The Transition Agreement specifies payments to be made by Pepsi to Celsius for transitioning certain existing distribution rights to Pepsi. Pepsi paid the Company $227.8 million in cash in 2022 under the Transition Agreement. This amount was restricted and used to pay termination fees owed by the Company to terminated distributors. The Company recorded a liability payable due to Pepsi of $34.8 million, representing refund liabilities owed to Pepsi under the Transition Agreement which were included in accounts payable and accrued expenses on the consolidated balance sheets as of December 31, 2022. The $34.8 million represented the excess of payments received from Pepsi less amounts paid and expected to be paid to terminated distributors.

Approval of Related Party Transactions

The Board has adopted a written Related Party Transaction Policies and Procedures that generally apply to any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $25,000, and in which any related person (i.e., a director, director nominee, executive officer, greater than five percent beneficial owner of the Company’s common stock, any immediate family member of any of the foregoing or any firm, corporation or other entity in which the foregoing persons is employed or is a partner or a principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest) had, has or will have a direct or indirect material interest. The transactions described above are submitted to the Audit Committee for review and approval or ratification.

Director Independence

Our Board of Directors has determined that each of our directors, except John Fieldly, is “independent” within the meaning of the applicable rules and regulations of the SEC and the listing standards of the Nasdaq Stock Market. Our Board of Directors consults with advisors to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time. In making the independence determinations, the Board considered a number of factors and relationships, including without limitation all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, such as Mr. Lee’s employment as Senior Vice President, Chief Strategy and Transformation Officer for PepsiCo Beverages North America (PBNA), Pepsi’s largest operating sector, and the strategic arrangement with Pepsi described above.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023

The Audit and Enterprise Risk Committee has appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so. It is also expected that such representative will be available to respond to appropriate questions.

Vote Required

The affirmative vote of a majority of the votes cast for this proposal is required to ratify the appointment of the Company’s independent public accountant. Abstentions will be counted towards the tabulation of votes cast on this proposal and will have the same effect as a negative vote. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to appoint the Company’s independent accountant. However, if our stockholders do not ratify the appointment of Ernst & Young LLP as the Company’s independent public accountant for the fiscal year ending December 31, 2023, the Audit and Enterprise Risk Committee may reconsider its appointment.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT PUBLIC REGISTERED ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2023.

Fees of Independent Registered Public Accounting Firm for 2022 and 2021

The following is a summary of the aggregate fees billed to us by Ernst & Young LLP and Assurance Dimensions, our current and prior independent registered public accounting firms, for professional services rendered for the fiscal years ended December 31, 2022 and 2021, respectively.

	Year ended December 31,
	2022	2021
Audit fees(1)	$2,017,596	$2,170,000
Audit Related Fees	$-	$-
Tax fees	$-	$-
All other fees	$-	$-

(1)	Audit fees consist of billings for the audit of the Company’s consolidated financial statements by Assurance Dimensions and Ernst & Young LLP for 2021 and Ernst & Young LLP for 2022, including the Company’s annual consolidated financial statements, and the audit of the effectiveness of the Company’s internal control over financial reporting, the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and services related to statutory filings or engagements.

The Company has an Audit and Enterprise Risk Committee consisting entirely of “independent” directors. It is the Company’s policy to preapprove all audit and permissible non-audit services provided by the independent public accountants, subject to approval by the Audit and Enterprise Risk Committee. These services may include audit, audit-related, tax and other services. Pre-approval is generally for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. Unless there are significant variations from the pre-approved services and fees, the independent public accountants and management generally are not required to formally report to the Audit and Enterprise Risk Committee regarding actual services and related fees. All of the services described above were pre-approved by the Audit and Enterprise Risk Committee.

Report of the Audit and Enterprise Risk Committee

The Audit and Enterprise Risk Committee Charter sets forth the duties and responsibilities of the Audit and Enterprise Risk Committee. The Audit Committee and Enterprise Committee is primarily responsible for the oversight of the integrity of Celsius’ financial reporting process and systems of internal controls (including the integrity of Celsius’ financial statements and related disclosures), Celsius’ compliance with legal and regulatory requirements, the independence, qualifications and performance of the Company’s independent auditors, and the Company’s internal audit activities.

Management has primary responsibility for the preparation of the financial statements, the completeness and accuracy of financial reporting, the overall system of internal control over financial reporting and the performance of the internal audit function. The Audit and Enterprise Risk Committee has reviewed and discussed with management, the Company’s audited financial statements and management’s evaluation assessment of the effectiveness of internal control over financial reporting.

The Audit and Enterprise Risk Committee engaged Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2022, to be responsible for planning and conducting the audit of the financial statements and expressing an opinion on the fairness of the financial statements and their conformity with U.S. GAAP and for auditing of Celsius’ internal control over financial reporting and expressing an opinion on its effectiveness.

The Audit and Risk Enterprise Committee has reviewed and discussed with Ernst & Young LLP, with and without management present, the financial statement audit, Ernst & Young’s evaluation of effectiveness of internal control over financial reporting, the overall quality of financial reporting and disclosure, and other matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board Accounting Standards (“PCAOB”) and the SEC. The Audit and Enterprise Risk Committee has reviewed and received from Ernst & Young LLP the written disclosures and the letter required by the applicable PCAOB requirements regarding Ernst & Young LLP’s communications with the Audit and Enterprise Risk Committee concerning independence and discussed with Ernst & Young LLP the firm’s independence from the Company and management.

Based on the Audit and Enterprise Risk Committee’s review and discussions referred to above, the Audit and Enterprise Risk Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 1, 2023 and in Amendment No. 1 to our Annual Report on Form 10-K/A filed with the SEC on April 19, 2023.

Audit and Enterprise Risk Committee

Cheryl R, Miller, Chairperson

Caroline Levy

Joyce Russell

James Lee

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the best judgment and in the discretion of the persons voting the proxies.

CELSIUS HOLDINGS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

CONTROL ID:
REQUEST ID:

The undersigned hereby appoints John Fieldly and Jarrod Langhans or any one of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Celsius Holdings, Inc. (hereinafter referred to as the "Company") to be held virtually at 2:00 PM Eastern time, and at any adjournment or postponement thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as directed on the reverse side of this proxy card, and in their discretion upon such other matters as may come before the meeting.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

VOTING INSTRUCTIONS

If you vote by phone, fax or internet, please DO NOT mail your proxy card.

MAIL:	Please mark, sign, date, and return this Proxy Card promptly using the enclosed envelope.
FAX:	Complete the reverse portion of this Proxy Card and Fax to **202-521-3464.**
INTERNET:	https://www.iproxydirect.com/CELH
PHONE:	1-866-752-VOTE(8683)

Please ensure you fold then detach and retain this portion of this Proxy

ANNUAL MEETING OF THE STOCKHOLDERS OF CELSIUS HOLDINGS, INC.

PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Proposal 1 →	**FOR ALL**	**AGAINST ALL**	**FOR ALL EXCEPT**
To elect the nominees listed below as Directors to hold office until the next Annual Meeting of Shareholders or until their successors are elected.	☐	☐	
John Fieldly			☐
Nicholas Castaldo			☐
Caroline Levy			☐
Hal Kravitz			☐
Alexandre Ruberti			☐
Cheryl Miller			☐
Damon DeSantis			☐
Joyce Russell			☐
James Lee			☐

CONTROL ID:
REQUEST ID:

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING: ☐

MARK HERE FOR ADDRESS CHANGE ☐ New Address (if applicable):

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This Proxy, when properly executed will be voted as provided above, but if no instructions are indicated, it will be voted "For All" in Proposal 1 and "For" Proposal 2.

IMPORTANT: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Dated: ____________________, 2023

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